Exhibit 2.1

EXECUTION COPY

COMBINATION AGREEMENT

by and among

NYSE GROUP, INC.

EURONEXT N.V.

NYSE EURONEXT, INC.

and

JEFFERSON MERGER SUB, INC.

Dated as of June 1, 2006

TABLE OF CONTENTS

		Page

	ARTICLE I

	THE OFFER

Section 1.1.	The Offer	2
Section 1.2.	Effect of the Offer on Euronext Stock Options	7
Section 1.3.	Euronext Actions	7

	ARTICLE II

	THE MERGER

Section 2.1.	The Merger	8
Section 2.2.	Closing	8
Section 2.3.	Effective Time	8
Section 2.4.	Effect of the Merger on Common Stock	8
Section 2.5.	Effect of the Merger on Options and Awards	9
Section 2.6.	Delivery of Merger Consideration	11
Section 2.7.	Restructuring of the Merger	13

	ARTICLE III

	POST-CLOSING REORGANIZATION

Section 3.1.	Post-Closing Reorganization	13
Section 3.2.	Effect of Post-Closing Reorganization on Euronext Stock Options and Euronext Stock-Based Awards	15
Section 3.3.	Cooperation of Euronext	18

	ARTICLE IV

	CORPORATE NAME; EXECUTIVE OFFICES; GOVERNING DOCUMENTS

Section 4.1.	Corporate Name and Executive Offices	18
Section 4.2.	Certificates of Incorporation	18
Section 4.3.	Bylaws	19

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	ARTICLE V

	BOARD AND MANAGEMENT COMMITTEE AT THE EFFECTIVE TIME

Section 5.1.	Board of Directors of Holdco	20
Section 5.2.	Nominating and Governance Committee of the Holdco Board of Directors	20
Section 5.2.	Management Committee of Holdco at the Effective Time	20

	ARTICLE VI

	REPRESENTATIONS AND WARRANTIES

Section 6.1.	Representations and Warranties of NYSE Group	21
Section 6.2.	Representations and Warranties of Euronext	32

	ARTICLE VII

	COVENANTS

Section 7.1.	Interim Operations	41
Section 7.2.	Acquisition Proposals	43
Section 7.3.	Stockholders Meetings	47
Section 7.4.	Reasonable Best Efforts; Regulatory Filings and Other Actions	47
Section 7.5.	Access	50
Section 7.6.	Affiliates	51
Section 7.7.	Exchange Listing	52
Section 7.8.	Publicity	52
Section 7.9.	Taxation	52
Section 7.10.	Expenses	52
Section 7.11.	Indemnification; Directors’ and Officers’ Insurance	53
Section 7.12.	Other Actions by NYSE Group and Euronext	54

	ARTICLE VIII

	CONDITIONS TO THE MERGER

Section 8.1.	Condition to NYSE Group’s Obligation to Effect the Merger	55

	ARTICLE IX

	TERMINATION

Section 9.1.	Termination by Mutual Consent	55

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Annex I       — Defined Terms
Annex II      — Conditions to the Filing and Commencement of the Offer
Annex III     — Conditions to the Completion of the Offer

Exhibit A     — Form of Amended and Restated Certificate of Incorporation of Holdco
Exhibit B      — Form of Amended and Restated Bylaws of Holdco
Exhibit C      — Knowledge of NYSE Group
Exhibit D     — Knowledge of Euronext

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COMBINATION AGREEMENT

This COMBINATION AGREEMENT, dated as of June 1, 2006 (this “Agreement“), is by and among NYSE Group, Inc., a Delaware corporation (“NYSE Group“), Euronext N.V., a company organized under the laws of The Netherlands (“Euronext“), NYSE Euronext, Inc., a Delaware corporation (“Holdco”), and Jefferson Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of Holdco (“Merger Sub”).

RECITALS

WHEREAS, each of NYSE Group and Euronext desire to effect a strategic combination of their businesses;

WHEREAS, in furtherance thereof, the parties hereto propose that, upon the terms and subject to the conditions set forth in this Agreement: (a) Holdco (or a wholly owned Subsidiary of Holdco) shall make an offer (the “Offer”) to acquire all of the issued and outstanding shares, nominal value €1 per share (it being understood that the nominal value may change as a result of proposal 3(e) of the annual general meeting of Euronext held on May 23, 2006 regarding the Special Euronext Distribution), of Euronext (the “Euronext Shares”), for a combination of shares of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”) and cash; and (b) concurrently with the purchase by Holdco (or a wholly owned Subsidiary of Holdco) of the Euronext Shares pursuant to the Offer, Merger Sub shall merge with and into NYSE Group, with NYSE Group surviving the merger as a wholly owned subsidiary of Holdco (the “Merger”), and, in the Merger, each share of NYSE Group Common Stock shall be converted into the right to receive one share of Holdco Common Stock;

WHEREAS, the parties agree that, prior to the consummation of the Offer and the Merger, Euronext shall be permitted to pay to the Euronext shareholders its previously announced special distribution (or a reduction of capital if such reduction shall not delay the commencement of the Offer) of €3 per Euronext Share (the “Special Euronext Distribution”);

WHEREAS, the respective Boards of Directors of NYSE Group, Holdco and Merger Sub have each determined that the Merger and the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the respective business strategies and goals of its company, and are in the best interests of their respective company’s stockholders and, therefore, have approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the Supervisory Board and the Management Board of Euronext (together, the “Euronext Boards”) have each determined that the Merger and the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Euronext, and are in the best interests of

Euronext, its shareholders, employees and other stakeholders and, therefore, have approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization”;

WHEREAS, consistent with the business strategies and goals of Holdco as determined by its Board of Directors following the consummation of the Offer and the Merger, it is the intention of the parties that (i) Holdco’s marketplaces will leverage the best of NYSE Group and Euronext’s collective technology sourced in an efficient manner to realize expected synergies of the combination, (ii) Holdco will continue to operate the horizontal business model under which both NYSE Group and Euronext currently operate; (iii) market participants in each of the combined company’s marketplaces will be regulated in accordance with applicable local requirements; and (iv) Holdco’s management committee will consist of an equal number of U.S. and non-U.S. members as further described herein; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1.            The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Article IX, and subject to the prior satisfaction or waiver of the conditions set forth in Annex II hereto, as promptly as practicable, Holdco shall (or shall cause another direct or indirect wholly owned Subsidiary of Holdco to) file the Offer with the French Financial Market Authority (Autorité des Marchés Financiers) (the “AMF”) within the meaning of the General Rules of the AMF, as may be amended from time to time (the “GRAMF”, which term shall be deemed to include any other relevant rules, instructions and/or recommendations of the AMF).  Following approval by the AMF of the terms of the Offer and the Tender Offer Prospectus (Note d’Information), Holdco shall commence, within the meaning of the GRAMF, the Offer to exchange each Euronext Share for 0.98 of a share of Holdco Common Stock (the “Standard Stock Amount”) and €21.32 in cash (the “Standard Cash Amount”  and, together with the Standard Stock Amount, the “Mixed Offer Consideration” (offre mixte principale)) with an option to receive in the Offer, in lieu of the Mixed Offer Consideration, the Stock Election Consideration (in the offre d’échange subsidiaire) or the Cash Election Consideration (in the offre d’achat subsidiaire), as each may be adjusted pursuant to this Section 1.1.  In the event that Holdco shall cause a Subsidiary of Holdco to file and commence the Offer, each reference to Holdco in this Article I and Annexes II and III shall be deemed, where applicable, to refer to such Subsidiary.  For the avoidance of doubt, none of the Mixed Offer Consideration, the Stock Election Consideration or the Cash Election Consideration shall be reduced as a result of the payment by Euronext of the Special Euronext Distribution.

(b)           Subject to Section 1.1(h), each Euronext Share accepted by Holdco pursuant to the Offer shall be exchanged for the right to receive from Holdco the Mixed Offer Consideration; provided that Holdco shall provide the Euronext shareholders with a “mix and match election” in the Offer so that each holder of Euronext Share may elect to receive in the Offer for each Euronext Share tendered by such holder in the Offer, in lieu of the Mixed Offer Consideration, either:

(i)            a number of shares of Holdco Common Stock (the “Stock Election Amount”) equal to the sum of (A) Standard Stock Amount and (B) the quotient obtained by dividing the Standard Cash Amount by the Pre-Offering Stock Price (such consideration, the “Stock Election Consideration” and persons who shall have tendered their Euronext Shares in this offer (offre d’échange subsidiaire) for the Stock Election Consideration are referred to as having made a “Stock Election”); or

(ii)           an amount in cash (the “Cash Election Amount”), without interest, equal to the sum of (A) the Standard Cash Amount and (B) the product obtained by multiplying the Standard Stock Amount by the Pre-Offering Stock Price (such consideration, the “Cash Election Consideration” and persons who shall have tendered their Euronext Shares in this offer (offre d’achat subsidiaire) for the Cash Election Consideration are referred to as having made a “Cash Election”).

(c)           For purposes of this Section 1.1:

(i)            the “Cash Percentage” means the quotient obtained by dividing (x) the Standard Cash Amount by (y) the sum of (A) the Standard Cash Amount and (B) the product obtained by multiplying the Pre-Offering Stock Price by the Standard Stock Amount;

(ii)           the “Stock Percentage” means the fraction obtained by subtracting the Cash Percentage from one;

(iii)          the “Ratio” means the quotient obtained by dividing the Cash Percentage by the Stock Percentage;

(iv)          the “Pre-Offering Stock Price” means the volume weighted average price of NYSE Group Common Stock on the New York Stock Exchange for the

Pre-Offering Period, converted into euros using the average of the daily noon buying rates for euros, as published by the Federal Reserve Bank of New York, for the Pre-Offering Period; and

(v)           the “Pre-Offering Period” means the ten (10) consecutive trading days ending on the day immediately prior to the filing of the Offer with the AMF pursuant to Section 1.1(a) or ending on such other date as mutually agreed between Euronext and NYSE Group.

(d)           Notwithstanding Section 1.1(b), the number of Euronext Shares for which a Stock Election (the “Stock Election Shares”) and the number of Euronext Shares for which a Cash Election shall be made (the “Cash Election Shares”) shall be subject to an adjustment mechanism designed to ensure that, in the aggregate in the Offer, the quotient obtained by dividing the Cash Election Shares by the Stock Election Shares shall equal the Ratio.  If the Cash Election Shares divided by the Stock Election Shares tendered in the Offer is not equal to the Ratio, then one of the following pro-ration and allocation adjustments shall occur:

(i)            If the quotient obtained by dividing the Cash Election Shares by the Stock Election Shares exceeds the Ratio, then (A) each holder of a Stock Election Share shall receive in the Offer the Stock Election Consideration in respect of such Stock Election Share, and (B) the number of Cash Election Shares shall be reduced to the number required to achieve the Ratio (with such reduction to be pro rata among the holders of Euronext Shares who have made the Cash Election, based on the number of Euronext Shares for which they have made the Cash Election).  The adjusted number of Cash Election Shares shall be rounded down to the nearest whole Cash Election Share. All Euronext Shares deemed not to be Cash Election Shares as a result of this pro-ration and allocation shall not be deemed to be Cash Election Shares or Stock Election Shares and shall receive the Mixed Offer Consideration.

(ii)           If the quotient obtained by dividing the Cash Election Shares by the Stock Election Shares is less than the Ratio, then (A) each holder of a Cash Election Share shall receive in the Offer the Cash Election Consideration in respect of such Cash Election Share, and (B) the number of Stock Election Shares shall be reduced to the number required to achieve the Ratio (with such reduction to be pro rata among the holders of Euronext Shares who have made the Stock Election, based on the number of Euronext Shares for which they have made the Stock Election).  The adjusted number of Stock Election Shares shall be rounded down to the nearest whole Stock Election Share. All Euronext Shares deemed not to be Stock Election Shares as a result of this pro-ration and allocation shall not be deemed to be Cash Election Shares or Stock Election Shares and shall receive the Mixed Offer Consideration.

(e)           After the filing and commencement of the Offer as set forth in Section 1.1(a), Holdco’s obligation to accept for exchange or payment, and to exchange or pay for, any Euronext Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with applicable Laws, the “Expiration Time”) shall be subject only to the satisfaction or waiver of the conditions set forth in Annex III, including the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the Expiration Time and not withdrawn, in each case in accordance with applicable Laws, a number of Euronext Shares that represents at least two-thirds of the outstanding Euronext Shares as of the closing of the Offer, as it may be extended by Holdco in accordance with applicable Laws (the “Minimum Condition”); provided, however, that, after consultation with Euronext, Holdco may change the Minimum Condition so that it is a number of Euronext Shares that represents not less than a majority of the Euronext Shares and not less than a majority of the Euronext voting power, in each case outstanding on a Fully Diluted Basis as of the closing of the Offer, as it may be extended by Holdco in accordance with applicable Laws.  As used in this Agreement, “Fully Diluted Basis” means, as of any particular time, the number of Euronext Shares issued and outstanding at such time after taking into account all Euronext Shares issuable upon the conversion of Euronext’s convertible securities or upon the exercise of any options, warrants or rights to purchase or subscribe for shares of the capital stock of Euronext.

(f)            Provided that this Agreement shall not have been earlier terminated in accordance with Article IX, and subject to the prior satisfaction or waiver of the conditions set forth in Annex III in accordance with the terms of Annex III, Holdco shall promptly consummate the Offer in accordance with its terms and applicable Law, and accept for exchange and payment, and exchange and pay for, all Euronext Shares tendered and not withdrawn in accordance with applicable Law, promptly following the acceptance of Euronext Shares for exchange and payment pursuant to the Offer.  Holdco expressly reserves the right to increase the Standard Stock Amount and/or the Standard Cash Amount; provided that any such increase shall be reflected in the Offer Documents or any amendment thereof and filed with the SEC and the AMF, in each case as required by applicable Law.

(g)           As promptly as practicable after the date of this Agreement, NYSE Group and Holdco shall prepare, and Holdco shall file with the U.S. Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and sale of Holdco Common Stock pursuant to the Offer and the Merger.  The Registration Statement will include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for the NYSE Group Stockholders Meeting to approve and adopt this Agreement and the Merger (as well as the issuance of the shares of Holdco Common Stock in the Offer and the Merger) and to be used as a prospectus for the Offer; provided that, at its option, NYSE Group may file the proxy statement to be used for the NYSE Group Stockholders Meeting separately from the Registration Statement.  In addition, as promptly as practicable after the date of this Agreement, NYSE Group and Holdco shall prepare, and Holdco shall file with the AMF a Share Registration Document (Document de Base) for the Offer in the form provided by Commission Regulation (EC) No. 809/2004 of April 2004 as implemented by the GRAMF (the “Holdco Share Registration Document”).  As

soon as practicable after the satisfaction or waiver of the conditions set forth in Annex II, (i) Holdco and Euronext shall jointly file with the AMF a Tender Offer Prospectus (Note d’Information) in accordance with the GRAMF and the related letter of transmittal form and other ancillary documents with respect to the Offer (together with all amendments, supplements and exhibits thereto and the Holdco Share Registration Document and any update of the Euronext Share Registration Document, the “French Exchange Offer Documents”), and (ii) Holdco shall file with the SEC a prospectus pursuant to Rule 424 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), that will contain or incorporate by reference all or part of the Proxy Statement/Prospectus and the related letter of transmittal form and all other ancillary documents with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Prospectus”) (the Prospectus, the Registration Statement and such documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “U.S. Exchange Offer Documents” and, together with the French Exchange Offer Documents, the “Offer Documents”).  The parties hereto agree to take all steps necessary to cause the Registration Statement, the Share Registration Document, the French Exchange Offer Documents and the U.S. Exchange Offer Documents to be filed with the SEC and the AMF, as applicable, and disseminated to holders of NYSE Group Common Stock and Euronext Shares, as applicable, as and to the extent required by applicable Law.  The parties agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by Law.  The parties further agree to take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the AMF and disseminated to holders of NYSE Group Stock and Euronext Shares, as applicable, in each case as and to the extent required by applicable Law.

(h)           Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Common Stock will be issued to the Euronext Shareholders in the Offer.  Any tendering holder who would be entitled to receive a fractional share of Holdco Common Stock but for this Section 1.1(h) shall instead receive a cash payment representing such holder’s proportionate interest in the net proceeds from the sale on a regulated market for the account of the tendering shareholders of the aggregate fractional shares of Holdco Common Stock that the tendering holders otherwise would have received.  Any such sale shall be made within ten (10) business days or such shorter period as may be required by applicable Law after the settlement of the Offer by an agent designated by Holdco.  In no event will interest be paid on the cash to be received in lieu of any fraction of a share of Holdco Common Stock.

(i)            NYSE Group and Euronext may agree to split the Offer into two or more separate exchange offers, including a separate U.S. offer and a non-U.S. offer.  If the Offer shall be split into multiple exchange offers, each reference to the “Offer” set forth in this Agreement and the Annexes hereto shall refer to each of these separate offers unless the context otherwise requires.

(j)            Except to the extent prohibited by applicable Law, Holdco shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Mixed Offer Consideration, Stock Election Consideration and Cash Election Consideration payable to any tendering holder of Euronext Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. tax law.  To the extent that amounts are so withheld by or on behalf of Holdco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Euronext Shares in respect of which such deduction and withholding was made.

Section 1.2.            Effect of the Offer on Euronext Stock Options. Unless NYSE Group and Euronext agree otherwise and subject to applicable Law, the Offer shall not include any outstanding option to purchase Euronext Shares, but, in accordance with the GRAMF, shall include any Euronext Share that is purchased or subscribed for as a result of the exercise of any such option prior to the Expiration Time.

Section 1.3.            Euronext Actions.

(a)           In connection with the Offer, Euronext shall use reasonable best efforts, to the extent consistent with applicable Law, to promptly furnish or cause to be furnished to Holdco mailing labels, security position listings and all available listings and computer files containing the names and addresses of the record and beneficial holders of the Euronext Shares, in each case as of the most recent practicable date, to facilitate the transmission of the Offer, and to promptly furnish Holdco with such additional information and assistance (including, but not limited to, lists of holders of Euronext Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Holdco or its agent(s) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Euronext Shares, it being understood that the majority of the Euronext Shares are registered in the name of Euroclear France.

(b)           Euronext hereby approves of, and consents to, the Offer and the Merger and represents and warrants that the Euronext Boards, at meetings duly called and held, have (i) received an opinion from their financial advisors, Morgan Stanley International and ABN AMRO, to the effect that the consideration to be received by holders of Euronext Shares who tender their Euronext Shares in the Offer is fair from a financial point of view to the Euronext shareholders, (ii)  determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of Euronext, its shareholders and employees and other stakeholders; (iii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and (iv) resolved to recommend that the Euronext shareholders accept the Offer and tender their Euronext Shares in the Offer (the recommendation referred to in this clause (iv) is referred to as the “Euronext Recommendation”).  Euronext hereby consents to the inclusion in the Offer Documents of the Euronext Recommendation and approval of the Euronext Boards described in the immediately preceding sentence, and Euronext shall not permit the

Euronext Recommendation and approval of the Euronext Boards or any component thereof to be modified in any manner adverse to NYSE Group or Holdco or to be withdrawn by the Euronext Boards or any committee thereof, except as provided, and only to the extent set forth, in Section 7.2.

ARTICLE II

THE MERGER

Section 2.1.            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger shall occur pursuant to which Merger Sub shall merge with and into NYSE Group, and the separate corporate existence of Merger Sub shall thereupon cease.  NYSE Group shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises.  After the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Holdco.  The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

Section 2.2.            Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the date (the “Closing Date”) on which the condition set forth in Article VIII shall be satisfied or waived (subject to applicable Law), unless another date, time or place is agreed to by NYSE Group and Euronext.

Section 2.3.            Effective Time.

(a)           As soon as practicable following the satisfaction or waiver (subject to applicable Law) of the condition set forth in Article VIII, on the Closing Date, NYSE Group and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL.

(b)           The Merger shall become effective at the date and time on which the Certificate of Merger is duly filed with the Secretary of State of Delaware as required to effect the Merger, or (ii) such subsequent time as NYSE Group and Euronext shall agree and as shall be specified in the Certificate of Merger (such time that the Merger shall become effective being the “Effective Time”).

Section 2.4.            Effect of the Merger on Common Stock.

(a)           As a result of the Merger and without any action on the part of the holder of any capital stock of NYSE Group or Merger Sub, at the Effective Time:

(i)            each share of NYSE Group Common Stock issued and outstanding immediately prior to the Effective Time (other than any share of NYSE Group Common Stock owned by NYSE Group or Merger Sub and in each case not held on behalf of third parties (each, an “Excluded Share”)) shall automatically be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock (the “Merger Consideration”);

(ii)           each Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist; and

(iii)          each share of common stock, par value $0.01 per share, of Merger Sub (each, a “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Holdco.

(b)           From and after the Effective Time, no NYSE Group Common Stock shall remain outstanding and all NYSE Group Common Stock shall be cancelled and retired and shall cease to exist.  Each entry in the records of NYSE Group or its transfer agent formerly representing shares of NYSE Group Common Stock (the “Book-Entry Interests”) shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend pursuant to Section 2.6(d).

(c)           With respect to any share of NYSE Group Common Stock whose transfer was restricted as of immediately prior to the Effective Time pursuant to the Amended and Restated Certificate of Incorporation of NYSE Group (each, a “Restricted Share”), each share of Holdco Common Stock issued in the Merger in respect of such Restricted Share shall continue to be restricted, on the same terms and conditions as were applicable to the Restricted Share immediately prior to the Effective Time except that references to NYSE Group shall be to Holdco.  Such restrictions on transfer shall be set forth in the New Holdco Charter.

(d)           In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of NYSE Group Common Stock in connection with the Merger.

Section 2.5.            Effect of the Merger on Options and Awards.

(a)           Each option to purchase shares of NYSE Group Common Stock (a “NYSE Group Stock Option”) granted under the employee and director stock plans of NYSE Group (the “NYSE Group Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of NYSE Group Common Stock and shall be converted, at the Effective Time, into a Holdco Stock Option on the same terms and conditions as were applicable under such NYSE Group Stock Option.  The number of shares of Holdco Common Stock subject to each such Holdco Stock Option shall be equal to the number of shares of NYSE Group Common Stock subject to each such NYSE Group Stock Option and such Holdco Stock Option shall have an exercise price per share equal to the per share exercise price specified in such NYSE Group Stock Option.

(b)           At the Effective Time, each restricted stock unit or deferred stock unit measured in shares of NYSE Group Common Stock (each, a “NYSE Group Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a restricted stock unit or deferred stock unit with respect to shares of NYSE Group Common Stock and shall be converted, at the Effective Time, into a Holdco Stock-Based Award, on the same terms and conditions as were applicable under the NYSE Group Stock-Based Awards.  The number of shares of Holdco Common Stock subject to each such Holdco Stock-Based Award shall be equal to the number of shares of NYSE Group Common Stock subject to the NYSE Group Stock-Based Award.  All dividend equivalents credited to the account of each holder of a NYSE Group Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c)           As soon as practicable after the Effective Time, Holdco shall deliver to the holders of NYSE Group Stock Options and NYSE Group Stock-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective NYSE Group Stock Plans and agreements evidencing the grants of such NYSE Group Stock Options and NYSE Group Stock-Based Awards and stating that such NYSE Group Stock Options and NYSE Group Stock-Based Awards and agreements have been assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Merger and the terms of the NYSE Group Stock Plans).

(d)           Prior to the Effective Time, NYSE Group shall take all necessary action for the adjustment of NYSE Group Stock Options and NYSE Group Stock-Based Awards under this Section 2.5.  Holdco shall reserve for issuance a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Holdco Stock Options and Holdco Stock-Based Awards or the Equity Arrangements as a result of the actions contemplated by this Section 2.5 and Section 3.2.  As soon as practicable following the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such Holdco Stock Options and Holdco Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holdco Stock Options and Holdco Stock-Based Awards remain outstanding.

Section 2.6.            Delivery of Merger Consideration.

(a)           Exchange Agent.  Prior to the Effective Time, NYSE Group shall appoint a commercial bank or trust company, or a subsidiary thereof, to act as exchange agent hereunder (the “Exchange Agent”).  On or prior to the Effective Time, (i) Holdco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of record of shares of NYSE Group Common Stock as of immediately prior to the Effective Time, shares of Holdco Common Stock issuable pursuant to Section 2.4 in exchange for outstanding shares of NYSE Group Common Stock upon delivery to the Exchange Agent of instructions for use in effecting the transfer and cancellation of Book-Entry Interests in exchange for the applicable Merger Consideration pursuant to the provisions of Article II (such shares of Holdco Common Stock being hereinafter referred to as the “Exchange Fund”).

(b)           Merger Transmittal Letter.  NYSE Group and Holdco shall cause appropriate transmittal materials (the “Merger Transmittal Letter”), to be provided by the Exchange Agent to holders of record of shares of NYSE Group Common Stock as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for providing instructions to the Exchange Agent to effect the transfer and cancellation of Book-Entry Interests in exchange for the Merger Consideration.

(c)           After the Effective Time, and upon delivery to the Exchange Agent of instructions authorizing transfer and cancellation of Book-Entry Interests in accordance with the terms of the Merger Transmittal Letter, the holder of such Book-Entry Interests shall be entitled to receive in exchange therefor a number of shares of Holdco Common Stock in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 2.4 (after taking into account all shares of NYSE Group Common Stock then held by such holder), and the Book-Entry Interests that are the subject of such authorization shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon such transfer and cancellation of any Book-Entry Interests.  In the event of a transfer of ownership of NYSE Group Common Stock that is not registered in the transfer records of NYSE Group, the proper number of shares of Holdco Common Stock may be issued to such a transferee if written instructions authorizing the transfer of any Book-Entry Interests are presented to the Exchange Agent, in any case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.  If any shares of Holdco Common Stock to be issued in a name other than that in which any Book-Entry Interests are registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of shares of Holdco Common Stock in a name other than that of the registered holder of any Book-Entry Interests, or shall establish to the satisfaction of Holdco or the Exchange Agent that such Tax has been paid or is not applicable.  For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature.

“Self-Regulatory Organization” means any U.S. or non-U.S. commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks (ECNs), insurance companies or agents, investment companies or investment advisers.

(d)           Distributions with Respect to Unexchanged Shares; Voting.  All shares of Holdco Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Holdco in respect of Holdco Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement.  No dividends or other distributions in respect of the Holdco Common Stock shall be paid to any holder of any Book-Entry Interests until the instructions for transfer and cancellation provided in this Article II have been delivered to the Exchange Agent.  Subject to the effect of applicable Laws, following delivery to the Exchange Agent of such instructions with respect to Book-Entry Interests, there shall be issued to the holder of the shares of Holdco Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery of such instructions, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Holdco Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Holdco Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(e)           Transfers.  At or after the Effective Time, there shall be no transfers on the stock transfer books of NYSE Group of NYSE Group Common Stock that were outstanding immediately prior to the Effective Time.

(f)            Fractional Shares.  No fractional shares of Holdco Common Stock will be issued in the Merger to any holder of shares of NYSE Group Common Stock.

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including any Holdco Common Stock) that remains unclaimed by the former stockholders of NYSE Group for 180 days after the Effective Time shall be delivered to Holdco.  Any former stockholders of NYSE Group who have not theretofore complied with this Article II shall thereafter look only to Holdco for delivery of any shares of Holdco Common Stock of such stockholders and payment of any dividends and other distributions in respect of Holdco Common Stock of such stockholders payable and/or issuable pursuant to this Article II upon delivery to the Exchange Agent of written instructions for the transfer and cancellation of any Book-Entry Interests, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Holdco, NYSE Group, Merger Sub, any surviving entity in the Merger, the Exchange Agent or any other Person shall be liable to any former holder of NYSE Group Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)           Withholding Rights.  Holdco shall be entitled to deduct and withhold, or to cause the Exchange Agent to deduct and withhold, from any consideration payable pursuant to the Merger to any Person who was a holder of NYSE Group Common Stock, NYSE Group Stock Option or NYSE Group Stock-Based Award immediately prior to the Effective Time such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. tax law.  To the extent that amounts are so withheld by Holdco or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NYSE Group Common Stock, NYSE Group Stock Option or NYSE Group Stock-Based Award, as the case may be, in respect of which such deduction and withholding was made.

Section 2.7.            Restructuring of the Merger.  The parties hereto hereby agree and acknowledge that, with the prior consent of Euronext (which consent shall not be unreasonably withheld), NYSE Group may restructure the Merger; provided that such restructuring shall not (i) reduce or change the form of the Mixed Offer Consideration, the Stock Election Consideration or the Cash Election Consideration, (ii) materially delay or prevent consummation of the transactions contemplated by this Agreement, or (iii) prevent or materially impede the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE III

POST-CLOSING REORGANIZATION

Section 3.1.            Post-Closing Reorganization.

(a)           Holdco intends, simultaneously with or as soon as possible after the Closing, to effectuate a corporate reorganization (the “Post-Closing Reorganization”) of Subsidiaries of Holdco (including Euronext and its Subsidiaries).  The Post-Closing Reorganization may include any of the following (each of the following, a “Pre-Approved Post-Closing Reorganization”), each of which has been, to the extent required, approved by the Euronext Boards:

(i)            if 95% or more of the outstanding Euronext Shares shall have been acquired in the Offer, Holdco may commence a compulsory acquisition by Holdco of Euronext Shares from any remaining minority shareholder in accordance with Section 2:92a of the Dutch Civil Code and/or an acquisition by Holdco of Euronext Shares from any remaining minority shareholder in accordance with Articles 236-1 et seq. of the GRAMF;

(ii)           if less than 95% of the outstanding Euronext Shares shall have been acquired in the Offer:

(A)          if the Euronext Shares have been acquired by Holdco, Holdco may transfer the Euronext Shares immediately following the consummation of the Offer to a newly formed, direct or indirect wholly owned Dutch Subsidiary of Holdco (“Dutch Holdco”) in exchange for shares of Dutch Holdco; and

(B)           Euronext may, and Holdco may cause Euronext to, transfer all of its assets and liabilities to a newly formed, wholly owned Dutch Subsidiary of Euronext (“Euronext Sub”) in exchange for shares of Euronext Sub or by way of a legal demerger; and

(C)           Euronext may, and Holdco may cause Euronext to, transfer the shares in Euronext Sub to Dutch Holdco in exchange for shares of Holdco Common Stock and cash and, then, cause Euronext to distribute such shares of Holdco Common Stock and cash to its shareholders in a complete liquidation of Euronext. To the extent that a liquidating distribution would be made to Dutch Holdco, Dutch Holdco may substitute a note for the portion of the consideration payable for the Euronext Sub shares that would be distributed to Dutch Holdco in the liquidation of Euronext; or

(D)          Euronext may, and Holdco may cause Euronext to, merge with and into a newly formed, wholly owned Dutch Subsidiary of Dutch Holdco or Holdco (“Dutch Mergerco”), pursuant to which the Euronext shareholders will receive shares in Dutch Mergerco; after such merger, Holdco may cause Dutch Mergerco to transfer the shares in Euronext Sub to Dutch Holdco in exchange for shares of Holdco Common Stock and cash and, then, cause Dutch Mergerco to distribute such shares of Holdco Common Stock and cash to the Dutch Mergerco shareholders in a complete liquidation of Dutch Mergerco. To the extent that a liquidating distribution would be made to Dutch Holdco, Dutch Holdco may substitute a note for the portion of the consideration payable for the Euronext Sub shares  that would be distributed to Dutch Holdco in the liquidation of Dutch Mergerco;

provided that, if Holdco desires to take the actions specified in clause (D) above instead of clause (C) above, Holdco shall have received the written consent of Euronext prior to taking such actions (which consent shall not be unreasonably withheld unless the Euronext Boards, after consultation with outside counsel, determine in good faith that such consent would result in a breach of its fiduciary duties under applicable Law; it being understood that, in making this determination, the Euronext Boards shall consider the interests of all shareholders of Euronext to the extent that it considers the interests of any shareholder or group of shareholders of Euronext); provided, further that, in each case, the Post-Closing Reorganization shall be structured to provide holders of Euronext Shares who do not exchange such Euronext Shares in the Offer with the same number of shares of Holdco Common Stock and the same amount of cash (without taking into account the different tax treatment or withholding requirements that may apply) that such holders would have received in the Offer had such holder tendered its Euronext Shares in the Offer (and not made the Stock Election or the Cash Election).

(b)           Holdco shall have the right to change the structure of the Post-Closing Reorganization, which changed structure may include, without limitation, (i) the amendment of the Articles of Association of Euronext to permit the creation, among other things, of separate classes of shares, (ii) the distribution of an extraordinary dividend on the shares of Euronext or a particular class or classes of shares of Euronext, (iii) the sale and transfer by Euronext, or any of its Subsidiaries, to Holdco or any affiliate or Subsidiary of Holdco, of all or a portion of the assets of Euronext or its Subsidiaries, (iv) the effectuation by Euronext and one or more Dutch Subsidiaries of Holdco of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, (v) the request for termination of the listing of the Euronext Shares on Euronext Paris, (vi) a liquidation of Euronext, (vii) the contribution of assets to Euronext in exchange for Euronext Shares (with the exclusion of preemptive rights, if any, of other shareholders, all in accordance with applicable Law) or (viii) any one or more combinations of any of the foregoing actions, all of which shall be conducted in accordance with applicable Law; provided, however, that Holdco shall not change the structure of the Post-Closing Reorganization without the prior written consent of Euronext (which consent shall not be withheld unless the Euronext Boards, after consultation with their outside legal counsel, determine in good faith that such consent would result in a breach of its directors’ fiduciary duties under applicable Law; it being understood that, in making this determination, the Euronext Boards shall consider the interests of all shareholders of Euronext to the extent that it considers the interests of any shareholder or group of shareholders of Euronext) and shall have the right to propose alternatives for the Post-Closing Reorganization, which Holdco and NYSE Group shall consider in good faith.  Holdco, NYSE Group and Euronext shall cooperate with each other in identifying and obtaining any Dutch tax clearances necessary or desirable in connection with the Post-Closing Reorganization.

(c)           Subject to Sections 3.1(a) and 3.1(b), the Post-Closing Reorganization shall be structured so that, in the opinion of counsel to NYSE Group, the Post-Closing Reorganization, together with the Offer, constitutes either a “qualified stock purchase” within the meaning of Section 338 of the Code or a taxable asset purchase for U.S. federal income tax purposes, unless, at the election of NYSE Group, it is desirable to allow the Holdco Common Stock issued in the Offer and Post-Closing Reorganization to be received tax free by U.S. holders of Euronext Shares, in which case the Post-Closing Reorganization shall be structured so that, in the opinion of counsel to NYSE Group, the Post-Closing Reorganization, together with the Offer, constitutes either a reorganization (within the meaning of Section 368 of the Code) or part of a transfer of Euronext Shares described in Section 351 of the Code.

Section 3.2.            Effect of Post-Closing Reorganization on Euronext Stock Options and Euronext Stock-Based Awards.

(a)           Conversion.  Except as provided in Section 3.2(b), at the Effective Time or to the extent not feasible at such date for some or all holders in some or all jurisdictions (for Tax reasons or otherwise), promptly thereafter and in any event no later than the completion of the Post-Closing Reorganization, each option to purchase Euronext Shares (a “Euronext Stock Option”) and each restricted share, restricted stock unit or deferred stocks unit measured in Euronext Shares (each, a “Euronext Stock-Based Award”) granted under the employee and director stock option and stock-based award plans of Euronext (the “Euronext Stock Plans”), whether vested or unvested, shall cease to represent a Euronext Stock Option or Euronext Stock-Based Award, respectively, and shall be converted into a stock option to acquire Holdco Common Stock (a “Holdco Stock Option”) or a restricted share, restricted stock unit or deferred stock unit measured in Holdco Common Stock (a “Holdco Stock-Based Award”), respectively, on the same terms and conditions as were applicable under such Euronext Stock Option and Euronext Stock-Based Award prior to the Post-Closing Reorganization (or such other arrangement that the parties shall mutually agree prior to the filing of the Offer with the AMF); provided that the number of shares of Holdco Common Stock subject to each such Holdco Stock Option or Holdco Stock-Based Award shall be the number of Roussseau Shares subject to each such Euronext Stock Option or Euronext Stock-Based Award multiplied by the Stock Election Amount (assuming no pro-ration or adjustment as provided in Section 1.1(d)), rounded, if necessary, to the nearest whole share of Holdco Common Stock, and such Holdco Stock Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Euronext Stock Option divided by the Stock Election Amount (assuming no pro-ration or adjustment as provided in Section 1.1(d)).

(b)           Specific Arrangement for Certain Holders.  If it is reasonably foreseeable that the conversion of any of the Euronext Stock Options and/or Euronext Stock-Based Awards referred to in Section 3.2(a) would cause holders of Euronext Stock Options and/or Euronext Stock-Based Awards who are French residents for Tax purposes (the “French Holders”) to incur additional Taxes or social security charges under French law (the “French Taxes”), as compared to the French Taxes that such French Holders would incur pursuant to the first sentence of Article 200 A 6 of the French General Tax Code with respect to Euronext Stock Options if such French Holders had converted the Euronext Stock Options after holding such Euronext Stock Options for four years from the date of grant of the original Euronext Stock Option or as compared to the French Taxes that such French Holders would incur pursuant to Article 200 A 6 bis of the French General Tax Code with respect to Euronext Stock-Based Awards if such French Holder had converted the Euronext Stock-Based Awards into Euronext Shares after holding such Euronext Stock-Based Awards for applicable vesting period and after holding the Euronext Common Stock resulting from such vesting for two years (the “Favorable Tax Amount” for such Euronext Stock Option or Euronext Stock-Based Award, as applicable), Holdco will offer to the French Holders of the Euronext Stock-Options and Euronext Stock-Based Awards, whether vested or unvested, the right to participate in certain equity arrangements entered into between Holdco and the relevant French Holders (the “Equity Arrangements”), pursuant to which Holdco shall undertake vis-à-vis each such French Holder, and each such French Holder shall undertake vis-à-vis Holdco, to exchange each Euronext Share purchased, subscribed or received pursuant to the Euronext Stock Options or Euronext Stock-Based Awards after the completion of the Offer for a number of shares of Holdco Common Stock equal to the Stock Election Amount (assuming no pro-ration or adjustment as provided in Section 1.1(d)); provided that nothing in this Section 3.2(b) shall limit or prohibit Holdco from undertaking the Post-Closing Reorganization in the time or manner that Holdco shall determine, subject to the requirements of Sections 3.1(a) and 3.1(b).  In the event that Holdco shall undertake a Post-Closing Reorganization that (1) shall result in the termination of the Equity Arrangements, (2) shall prevent Euronext from issuing Euronext Shares upon exercise of the Euronext Stock Options or Euronext Stock-Based Awards or (3) shall cause the French Holders to incur French Taxes in an amount greater than the Favorable Tax Amount in respect of such Euronext Stock Options or Euronext Stock-Based Awards, then the outstanding Euronext Stock Options and Euronext Stock-Based Awards held by the French Holders shall be converted into Holdco Stock Options and Holdco Stock-Based Awards as provided in Section 3.2(a), and Holdco shall pay to each such French Holder (or pay to the applicable Tax authority if required by applicable Law) an amount of cash (the “Gross-Up Payment”) equal to the difference between (i) the aggregate amount of French Taxes imposed on such French Holder that arises as a result of the Post-Closing Reorganization, if any, minus (ii) the aggregate Favorable Tax Amount that such French Holders would have incurred with respect to such Euronext Stock Options and/or Euronext Stock-Based Awards after holding such Euronext Stock Options and/or Euronext Stock-Based Awards (or the resulting shares) for the period from the date of grant necessary to qualify for taxation based on the Favorable Tax Amount.  In addition, Holdco shall pay to each such French Holder (or pay to the applicable Tax authority if required by applicable Law) an amount of cash equal to the aggregate French Taxes incurred by such French Holder as a result of the Gross-Up Payment and the payments pursuant to this sentence.  Notwithstanding anything contained herein to the contrary, in no event shall Holdco be required to make any Gross-Up Payment or any other payment pursuant to this Section 3.2(b) in respect of (A) Euronext Stock Options originally granted under Euronext’s SBF Option Plan or Euronext’s 2002 Option Plan or any other Euronext Stock Options that were granted on a date that is four or more years prior to the date on which a conversion of such options occurs in accordance with Section 3.2(a) (including Holdco Stock Options upon any such conversion) or (B) a Euronext Stock-Based Award granted on a date that is granted prior to 2005, if any.

(c)           Tax-Free Rollover.  Subject to the provisions of Section 3.2(b), NYSE Group, Holdco and Euronext shall cooperate and use reasonable best efforts to cause, where possible, the conversion of all Euronext Stock Options and Euronext Stock-Based Awards into Holdco Stock Options or Holdco Stock-Based Awards (as applicable) as set forth in Section 3.2(a) not to be a taxable transaction for the holders of these Euronext Stock Options or Euronext Stock-Based Awards; provided that nothing in this Section 3.2(c) shall (A) limit or prohibit Holdco from undertaking the Post-Closing Reorganization in the time or manner that Holdco shall determine, subject to the requirements of Sections 3.1(a) and 3.1(b), or (B) subject to Section 3.2(b), require Holdco to compensate any holder of a Euronext Stock Option or Euronext Stock-Based Award for any Taxes or social security charges incurred or borne by such holder.  Any adjustment to Euronext Stock Options or Stock-Based Awards shall comply with the requirements of Section 409A of the Code, to the extent applicable.

Section 3.3.            Cooperation of Euronext.  Euronext shall take, on or after the date of this Agreement, all actions reasonably necessary or desirable to accomplish the Post-Closing Reorganization (provided that the Post-Closing Reorganization shall not be required to be effective prior to the consummation of the Offer), including, without limitation: (i) the convening of the necessary meetings of Euronext shareholders and the Euronext Boards, (ii) the consideration of any and all necessary or desirable resolutions by the Euronext Boards for the purpose of the Post-Closing Reorganization, and (iii) the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate any of the corporate reorganizations and the filing or registration of any or all of such documents, agreements or deeds with the appropriate authorities or agencies.  At the request of Holdco, Euronext shall, and shall cause its Subsidiaries to, except to the extent prohibited by applicable Law or contrary to the requirements of any European Regulator, (i) convert any Subsidiary of Euronext from an entity that is classified as a corporation pursuant to Treasury Regulation Section 301.7701-2(b)(8) into an entity that is an “eligible entity” (within the meaning of Treasury Regulation Section 301.7701-3(a)), (ii) make entity classification elections pursuant to Treasury Regulation Section 301.7701-3 for any Subsidiary of Euronext in such manner and with such effective dates as specified by Holdco, and (iii) subject to Sections 3.1(a) and 3.1(b), take any and all other reasonable actions that are required or desirable to accomplish the Post-Closing Reorganization.

ARTICLE IV

CORPORATE NAME; EXECUTIVE OFFICES; GOVERNING DOCUMENTS

Section 4.1.            Corporate Name and Executive Offices.

(a)           Corporate Name.  As of the Effective Time, the official name of Holdco shall be “NYSE Euronext”, or such other name as mutually agreed by NYSE Group and Euronext.

(b)           Executive Offices.  As of and after the Effective Time, the headquarters and executive offices of Holdco shall be located at NYSE Group’s current headquarters, and the headquarters for the non-U.S. businesses of Holdco shall be located at Euronext’s current headquarters.

Section 4.2.            Certificates of Incorporation.

(a)           Certificate of Incorporation of Holdco.  Subject to any required approval of the SEC and any European Regulator, prior to the Effective Time, NYSE Group, as the sole stockholder of Holdco, shall (i) adopt by written consent and (ii) cause the board of directors of Holdco to adopt an Amended and Restated Certificate of Incorporation of Holdco substantially in the form attached hereto as Exhibit A (the “New Holdco Charter”) to be in effect as of the Effective Time; provided that such form may be amended by NYSE Group and Euronext in response to the comments of the staff of the SEC, any European Regulator and other Governmental Entity with jurisdiction in connection with obtaining any required approval for the transactions contemplated by this Agreement or otherwise.

“European Regulator” means any of the Dutch Minister of Finance, the French Minister of the Economy, the Comité des Establissements de Crédit et des Enterprises d’Investissement (CECEI), the AMF, the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Portuguese Minister of Finance, the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários — CMVM), the U.K. Financial Services Authority (FSA) and the College of Regulators, in each case only to the extent that it has authority and jurisdiction in the particular context.

“College of Regulators” means the Committee of Chairmen of the AMF, the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários — CMVM), and the U.K. Financial Services Authority (FSA), pursuant to the Memoranda of Understanding, dated March 3, 2003 and March 22, 2001.

(b)           Certificate of Incorporation of the Surviving Corporation.  Subject to any required approval of the SEC, the parties shall take all requisite action to cause the Certificate of Incorporation of the Surviving Corporation in effect immediately following the Effective Time to be substantially in such form as determined by NYSE Group.

Section 4.3.            Bylaws.

(a)           Bylaws of Holdco.  Subject to any required approval of the SEC and any European Regulator, prior to the Effective Time, NYSE Group, as the sole stockholder of Holdco, shall adopt by written consent an Amended and Restated Bylaws of Holdco substantially in such form attached hereto as Exhibit B (the “New Holdco Bylaws”) to be in effect as of the Effective Time; provided that such form may be amended by NYSE Group and Euronext in response to the comments of the staff of the SEC, any European Regulator and other Governmental Entities with jurisdiction in connection with obtaining any required approval for the transactions contemplated by this Agreement or otherwise.

(b)           Bylaws of the Surviving Corporation.  Subject to any required approval of the SEC, the parties shall take all requisite action to cause the Bylaws of the Surviving Corporation in effect immediately following the Effective Time to be substantially in such form as determined by NYSE Group.

ARTICLE V

BOARD AND MANAGEMENT COMMITTEE AT THE EFFECTIVE TIME

Section 5.1.            Board of Directors of Holdco.  At the Effective Time, the Board of Directors of Holdco will consist of twenty members.  Such Board of Directors shall be comprised of: (i) the Chief Executive Officer of NYSE Group as of immediately prior to the Effective Time (who shall be the Chief Executive Officer of Holdco as of immediately after the Effective Time); (ii) the Chief Executive Officer of Euronext as of immediately prior to the Effective Time (who shall be the Deputy Chief Executive Officer of Holdco as of immediately after the Effective Time); (iii) the Chairman of the Supervisory Board of Euronext as of immediately prior to the Effective Time (who shall be the Chairman of the Board of Directors of Holdco as of immediately after the Effective Time); (iv) the Chairman of the Board of Directors of NYSE Group as of immediately prior to the Effective Time (who shall be the Deputy Chairman of the Board of Directors of Holdco as of immediately after the Effective Time); (v) nine individuals from the Board of Directors of NYSE Group as of immediately prior to the Effective Time (in addition to the Chief Executive Officer and Chairman of NYSE Group as of immediately prior to the Effective Time); and (vi) seven individuals from the Supervisory Board of Euronext as of immediately prior to the Effective Time (in addition to the Chief Executive Officer and Chairman of Euronext as of immediately prior to the Effective Time); provided that in the case of clause (vi), Euronext may substitute one or more of such individuals from the Supervisory Board with persons who are European nationals (provided, further, that such newly designated person is reasonably acceptable to NYSE Group). If NYSE Group shall have fewer than nine members (excluding the Chief Executive Officer and Chairman of NYSE Group) on its Board of Directors as of immediately prior to the Effective Time, NYSE Group may, in its discretion, designate an individual to serve on the Board of Directors of Holdco that shall not be a member of the Board of Directors of NYSE Group; provided that such designee is reasonably acceptable to Euronext.  Each of the members of the Board of Directors of Holdco, other than the Chief Executive Officer of Holdco and the Deputy Chief Executive Officer of Holdco, must satisfy Holdco’s director independence policy, as it may be amended from time to time.  Regularly scheduled meetings of the Board of Directors of Holdco after the Effective Time will occur with substantially equal frequency within the United States and Europe.

Section 5.2.            Nominating and Governance Committee of the Holdco Board of Directors. As of the Effective Time, the Nominating and Governance Committee of the Board of Directors of Holdco shall each be comprised of an equal number of directors of NYSE Group as of immediately prior to the Effective Time and directors of Euronext as of immediately prior to the Effective Time.

Section 5.3.            Management Committee of Holdco at the Effective Time.  As of the Effective Time, Holdco shall be managed by a Management Committee consisting of twelve members.  Such Management Committee shall be comprised of five designees of NYSE Group, five designees of Euronext and two mutually agreed upon designees of NYSE Group and Euronext, and shall include, among others, the Chief

Executive Officer of NYSE Group as of immediately prior to the Effective Time (who shall be the Chief Executive Officer of Holdco as of immediately after the Effective Time) and the Chief Executive Officer of Euronext as of immediately prior to the Effective Time (who shall be the Deputy Chief Executive Officer of Holdco as of immediately after the Effective Time).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1.            Representations and Warranties of NYSE Group.  Except as set forth in the corresponding sections or subsections of the disclosure letter dated as of the date hereof, delivered to Euronext by NYSE Group on or prior to entering into this Agreement (the “NYSE Group Disclosure Letter”), in such other section or subsection of the NYSE Group Disclosure Letter where the applicability of such exception is reasonably apparent, or in any report filed with or furnished to SEC and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) prior to the date hereof, NYSE Group hereby represents and warrants to Euronext as set forth in this Section 6.1.  The mere inclusion of any item in the NYSE Group Disclosure Letter as an exception to a representation or warranty of NYSE Group in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on NYSE Group or trigger any other materiality qualification.

(a)           Organization, Good Standing and Qualification.  NYSE Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of NYSE Group’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.  Each of NYSE Group and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NYSE Group.  NYSE Group has made available to Euronext a complete and correct copy of the NYSE Group Organizational Documents and NYSE Group Subsidiary Organizational Documents (other than NYSE Group Subsidiary Organizational Documents for Subsidiaries of NYSE Group that have no operations), in effect as of the date hereof.  NYSE Group Organizational Documents and NYSE Group Subsidiary Organizational Documents so delivered are in full force and effect.  Section 6.1(a) of the NYSE Group Disclosure Letter contains a correct and complete list of all Subsidiaries of NYSE Group, and each jurisdiction where NYSE Group and each of its Subsidiaries is organized and qualified to do business.  Holdco is a wholly owned subsidiary of NYSE Group and is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Holdco has conducted no business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

“NYSE Group Organizational Documents” means the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of NYSE Group.

“NYSE Group Subsidiary Organizational Documents” means the certificates of incorporation, limited liability company agreement, bylaws and similar organizational documents of all Subsidiaries of NYSE Group.

“Material Adverse Effect” on NYSE Group or Euronext, as applicable, means a material adverse effect on the business, results of operations or financial condition of NYSE Group or Euronext (as applicable) and its Subsidiaries (including, in the case of Euronext, the Joint Ventures), taken as a whole; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred: (A) any change or development in economic, business or securities markets conditions generally (including any such change or development resulting from acts of war or terrorism) to the extent that such change or development does not affect NYSE Group or Euronext (as applicable) and its Subsidiaries (including, in the case of Euronext, the Joint Ventures), taken as a whole, in a materially disproportionate manner relative to other securities exchanges or trading markets; (B) any change or development to the extent resulting from the execution or announcement of this Agreement or the transactions contemplated hereby, or (C) any change or development to the extent resulting from any action or omission by NYSE Group or Euronext (as applicable) or any of its Subsidiaries (including, in the case of Euronext, the Joint Ventures) that is required by this Agreement.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and, with respect to Euronext for purposes of Article VII, shall include the Joint Ventures; provided that any obligation of Euronext to cause the Joint Ventures to take an action or not to take an action shall be limited to the extent that Euronext has control over such action.

“Joint Ventures” means (1) Atos Euronext Market Solutions Holding SAS and its Subsidiaries (including, but not limited to, AtosEuronext SA, Atos Euronext Markets Solutions Limited), and (2) MTS S.p.A., Marchés des titres France (MTS France), MTS Next Ltd and their respective Subsidiaries.

(b)           Capitalization.  The authorized capital stock of NYSE Group consists of 600,000,000 shares, of which 156,068,055 shares of NYSE Group Common Stock are outstanding as of May 31, 2006 (not including 1,645,415 shares of NYSE Group Common Stock held in treasury, all of which are held by NYSE Arca, Inc., an indirect wholly owned Subsidiary of NYSE Group), and no shares of Preferred Stock, par value $0.01 per share (the “NYSE Group Preferred Stock”) are outstanding as of the date hereof.  All of the outstanding shares of NYSE Group Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  NYSE Group has no shares of NYSE Group Common Stock or NYSE Group Preferred Stock reserved for issuance, except that, as of May 31, 2006, there were 1,352,715 shares of NYSE Group Common Stock underlying restricted stock units, 1,862,427 shares of NYSE Group Common Stock underlying options and 8,500,000 shares of NYSE Group Common Stock reserved for issuance for NYSE Group employees and directors under NYSE Group’s 2006 Stock Incentive Plan.  Each of the outstanding shares of capital stock or other equity interests of each of NYSE Group’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by NYSE Group or by a direct or indirect wholly owned subsidiary of NYSE Group, free and clear of any lien, pledge, security interest, claim or other encumbrance.  Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate NYSE Group or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of NYSE Group or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any NYSE Group Shares or other securities of NYSE Group or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  NYSE Group does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of NYSE Group on any matter.

(c)           Corporate Authority.

(i)            NYSE Group has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby (including all actions by the Board of Directors of NYSE Group set forth in clause (ii)(A) below), subject only to the approval and adoption of this Agreement and the Merger by a vote of the holders of a majority of the outstanding shares of NYSE Group Common Stock entitled to vote thereon (the “NYSE Group Requisite Vote”) and, to the extent required, approval of the SEC.  This Agreement is a valid and binding agreement of NYSE Group enforceable against NYSE Group in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)           The Board of Directors of NYSE Group: (A) has approved, adopted and declared advisable this Agreement, the Offer and the Merger and the other transactions contemplated hereby; and (B) has received the opinion of its financial advisor, Citigroup Global Markets Inc. to the effect that the Merger Consideration to be received by the holders of the NYSE Group Common Stock in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to Euronext.  It is agreed and understood that such opinion is for the benefit of NYSE Group’s Board of Directors and may not be relied on by Euronext.

(d)           No Conflicts.

(i)            (A)  Neither the execution and delivery by NYSE Group of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Offer, the Merger and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract in effect as of the date hereof, or result in any change in the rights or obligations of any party under any Contract in effect as of the date hereof, to which NYSE Group or any of its Subsidiaries is a party or by which NYSE Group or any of its Subsidiaries or any of their respective assets is bound, (B) nor, subject to any required approval of the New Holdco Charter and New Holdco Bylaws by the SEC or any European Regulator, will such execution and delivery, compliance, performance or consummation result in any breach or violation of, or a default under, the provisions of the NYSE Group Organizational Documents or the NYSE Group Subsidiary Organizational Documents, or any Law applicable to it, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on NYSE Group.
(ii)           Neither NYSE Group nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which NYSE Group or its Subsidiaries (or, after giving effect to the Merger, Holdco or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

(e)           Governmental Approvals and Consents.  Other than (i) the approvals and consents to be obtained from the SEC or any European Regulator, (ii) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), if applicable, the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and (iii) the governmental approvals set forth on Section 6.1(e) of the NYSE Group Disclosure Letter (the “Governmental Approvals”), state securities, takeover and “blue sky” laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by NYSE Group or any of its Subsidiaries with, or obtained by NYSE Group or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity, U.S. or non-U.S., including the SEC and the European Regulators (“Governmental Entity”), in connection with the execution and delivery by NYSE Group of this Agreement, the performance by NYSE Group of its obligations hereunder, and the consummation of the transactions contemplated hereby.

(f)            NYSE Group Reports; Financial Statements.  Each of NYSE Group and its Subsidiaries has made available each of its annual reports and proxy statements delivered to its stockholders since November 3, 2005 (collectively, the “NYSE Group Reports”).  Neither NYSE Group nor any of its Subsidiaries has received, or knows of, any comments or inquiries from the SEC relating to any NYSE Group Report that, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect on NYSE Group.  As of their respective dates (or if amended, as of the date of such amendment), the NYSE Group Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  NYSE Group has delivered to the Euronext true and complete copies of the audited consolidated financial statements of NYSE Group, New York Stock Exchange, Inc. and Archipelago Holdings Inc. for the fiscal year ended December 31, 2005 (the “NYSE Group Financial Statements”).  Each of the consolidated balance sheets included in the NYSE Group Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of NYSE Group, New York Stock Exchange, Inc. and Archipelago Holdings, Inc., respectively, and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings, and cash flows and of changes in financial position included in the NYSE Group Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings, stockholders’ equity, cash flows and changes in financial position, as the case may be, of NYSE Group, New York Stock Exchange, Inc. and Archipelago Holdings, Inc. and its Subsidiaries for the periods set forth therein, in each case in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(g)           Absence of Certain Changes.  Except as disclosed in the NYSE

Group Financial Statements, since December 31, 2005, NYSE Group and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on NYSE Group; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by NYSE Group or any of its Subsidiaries, whether or not covered by insurance; or (iii) any change by NYSE Group in financial accounting principles, practices or methods that is not required by GAAP.  Since December 31, 2005, except as provided for herein or as disclosed in the NYSE Group Financial Statements, there has not been any increase in the compensation payable or that could become payable by NYSE Group or any of its Subsidiaries to officers or key employees or any amendment of or other modification to any of the NYSE Group Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

(h)           Compliance.  Neither NYSE Group nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any U.S. federal, state, local or non-U.S. law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit (each, a “Law” and collectively “Laws”) of any Governmental Entity or (ii) any Contract to which NYSE Group or any of its Subsidiaries is a party or by which NYSE Group or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of cases (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NYSE Group.  NYSE Group and its Subsidiaries are in compliance with all undertakings of NYSE Group and its Subsidiaries in connection with any investigation or examination by the SEC or any other Governmental Entity, other than such failures to be in compliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NYSE Group.  Except as set forth in the NYSE Group Financial Statements, no investigation or review by any Governmental Entity with respect to NYSE Group or any of its Subsidiaries is pending or, to the knowledge of NYSE Group, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except, in each case, for those the outcome of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NYSE Group.  Except as set forth in the NYSE Group Financial Statements or as, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on NYSE Group, (x) no material change is required in NYSE Group’s or any of its Subsidiaries’ processes, properties or procedures to comply with any Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (y) NYSE Group has not received any written notice or written communication of any noncompliance with any Law.  Each of NYSE Group and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NYSE Group.

(i)            Litigation and Liabilities.  Except as disclosed in the NYSE Group Financial Statements, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of NYSE Group, threatened against NYSE Group, any of its Subsidiaries or any of their respective directors or officers or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of NYSE Group, could result in any claims against, or obligations or liabilities of, NYSE Group or any of its affiliates, except, in both cases, for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NYSE Group.

(j)            Employee Benefits.

(i)            All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of NYSE Group and its Subsidiaries and current or former directors of NYSE Group and its Subsidiaries, including, but not limited to, deferred compensation, equity option, equity purchase, equity appreciation rights, equity based incentive and bonus plans (the “NYSE Group Benefit Plans”) are listed in Section 6.1(j) of the NYSE Group Disclosure Letter.  True and complete copies of all material NYSE Group Benefit Plans listed in Section 6.1(j) of the NYSE Group Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and all amendments thereto, have been made available to Euronext.

(ii)           All NYSE Group Benefit Plans are operated and established in substantial compliance with their terms and all applicable Laws.  All NYSE Group Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and all NYSE Group Benefit Plans required to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(iii)          As of the date hereof, there is no pending or, to the knowledge of NYSE Group, threatened, litigation relating to the NYSE Group Benefit Plans that, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect on NYSE Group.  Other than as required by applicable Law, neither NYSE Group nor any of its Subsidiaries has any material obligations for retiree health and life benefits to any current or former employees of NYSE Group or any of its Subsidiaries.  Other than as prohibited by applicable Law, NYSE Group or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(iv)          There has been no amendment to, announcement by NYSE Group or any of its Subsidiaries relating to, or change in employee participation or coverage under, any NYSE Group Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any NYSE Group Employees to additional compensation or to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in  any other material obligation pursuant to, any of the NYSE Group Benefit Plans or accelerate options or restricted stock units, (C) accelerate the time of payment or vesting of the NYSE Group Stock Options or the NYSE Group Stock-Based Awards, or (D) limit or restrict the right of NYSE Group or, after the consummation of the Merger or any other transactions contemplated hereby, Holdco to merge, amend or terminate any of the NYSE Group Benefit Plans.

(k)           Tax Matters.  Neither NYSE Group nor any of its Subsidiaries has taken or agreed to take any action, nor, to the knowledge of NYSE Group, there exists any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the receipt by NYSE Group of the IRS private letter ruling or the tax opinion contemplated by paragraph II.(d) of Annex II.

(l)            Taxes.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NYSE Group: (A) all Tax Returns that are required to be filed by NYSE Group or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B)  NYSE Group and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, except with respect to matters for which adequate reserves have been established in accordance with GAAP; (C) there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of NYSE Group or any of its Subsidiaries; (D) the Tax Returns of NYSE Group and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 2000, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the NYSE Group Reports; (E) neither NYSE Group nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (F) all Taxes due and payable by NYSE Group or any of its Subsidiaries have been adequately provided for, in accordance with GAAP, in the financial statements of NYSE Group and its Subsidiaries for all periods ending through the date hereof; (G) neither NYSE Group nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the three years prior to the date of this Agreement; and (H) none of NYSE Group or any of its Subsidiaries has any liability for Taxes of any Person (other than NYSE Group or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor, by contract or otherwise; and (I) There are no Liens for Taxes upon any property or assets of NYSE Group or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP.

(ii)           Except for the IRS private letter ruling issued to the New York Stock Exchange on December 1, 2005 (the “IRS Ruling”), no private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to NYSE Group or any of its Subsidiaries for any taxable year for which the statute of limitations has not expired.

(iii)          As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) includes all U.S. federal, state, local and non-U.S. income, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with a Tax Authority relating to Taxes, and (C) the term “Tax Authority” includes any Governmental Entity responsible for the assessment, collection or enforcement of Laws relating to Taxes (including the IRS and any similar state, local or non-U.S. revenue agency).

(m)          Labor Matters.  Neither NYSE Group nor any of its Subsidiaries is a party to or otherwise bound by any material collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is NYSE Group or any of its Subsidiaries the subject of any material proceeding asserting that NYSE Group or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of NYSE Group, threatened, nor has there been for the past five years, any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout (“Strikes”) involving NYSE Group or any of its Subsidiaries, except for any general Strikes that are not directed exclusively at NYSE Group or any of its Subsidiaries.

(n)           Insurance.  All insurance policies maintained by NYSE Group and its Subsidiaries provide coverage for those risks reasonably foreseeable with respect to the business of NYSE Group and its Subsidiaries, and their respective properties and assets as is customary for companies conducting the business conducted by NYSE Group and its Subsidiaries during such time period, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, and are sufficient for compliance with all Laws currently applicable to NYSE Group and its Subsidiaries.  None of NYSE Group or any of its Subsidiaries has received since January 1, 2006 any notice of cancellation or termination with respect to any insurance policy of NYSE Group or its Subsidiaries.  The insurance policies of NYSE Group and its Subsidiaries are valid and enforceable policies in all respects.  No claims have been made under NYSE Group’s directors’ and officers’ liability insurance policies since December 31, 2002, and, as of the date of this Agreement, no such claims are pending.

(o)           Intellectual Property.

(i)            For the purposes of this Agreement, “Intellectual Property” means all inventions, discoveries, patents, patent applications, registered and unregistered  trademarks and service marks and all goodwill associated therewith and symbolized thereby, trademark applications and service mark applications, Internet domain names, registered and unregistered copyrights (including without limitation databases and other compilations of information), confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, computer software programs, and all other intellectual property and proprietary rights.

(ii)           Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Group, (A) NYSE Group and/or at least one of its Subsidiaries exclusively owns, is licensed to use or otherwise possesses sufficient and legally enforceable rights to use all Intellectual Property which is owned by or necessary to the operation of the business of NYSE Group as currently conducted (the “NYSE Group Intellectual Property”) and (B) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights.  Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Group: (A) the NYSE Group Intellectual Property owned by NYSE Group is valid, subsisting and enforceable, (B) NYSE Group’s and/or its Subsidiaries’ ownership of and right to use the NYSE Group Intellectual Property is free and clear of any lien, pledge, security interest or other encumbrance and (C) no other Person has the right to use any of the owned NYSE Group Intellectual Property except pursuant to non-exclusive license grants made in writing by NYSE

Group.  All material Contracts under which NYSE Group or any of its Subsidiaries licenses or otherwise permits another Person, or is licensed or otherwise permitted by another Person, to use any NYSE Group Intellectual Property (the “NYSE Group Intellectual Property Contracts”) are legal, valid, binding and enforceable against the other party, and are in full force and effect, subject to Bankruptcy and Equity Exceptions.  Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Group, no claim has been made that NYSE Group or any of its Subsidiaries, or to the knowledge of NYSE Group, another person, has breached any NYSE Group Intellectual Property Contract.

(iii)          There are no pending or, to the knowledge of NYSE Group, threatened claims by any Person alleging infringement by NYSE Group or its Subsidiaries for their use of any Intellectual Property that are reasonably expected to have a Material Adverse Effect on NYSE Group.  Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Group, to the knowledge of NYSE Group, the conduct of the business of NYSE Group as currently conducted does not infringe upon any Intellectual Property rights or any other proprietary right of any Person.  To the knowledge of NYSE Group, there is no unauthorized use, infringement or misappropriation and other violation of NYSE Group Intellectual Property by any Person, including any Employee of NYSE Group or any of its Subsidiaries, except as would not reasonably be likely to have a Material Adverse Effect on NYSE Group.  NYSE Group and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the trade secrets and other non-public information owned by NYSE Group or its Subsidiaries, or received from third Persons which NYSE Group or its Subsidiaries is obligated to treat as confidential, except for such steps the failure of which to have taken has not, individually or in the aggregate, had or reasonably be expected to have a Material Adverse Effect on NYSE Group.

(iv)          To the knowledge of NYSE Group and except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Group, the IT Assets of NYSE Group operate and perform in all material respects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by NYSE Group and its Subsidiaries in connection with the business of NYSE Group as currently conducted.  Each of NYSE Group and its Subsidiaries has implemented reasonable backup and disaster recovery measures consistent with industry standards.

(v)           “IT Assets” means, with respect to Euronext or NYSE Group, computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation, used in the business of Euronext or NYSE Group, as applicable, as currently conducted.

(p)           Brokers and Finders.  None of NYSE Group, its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that NYSE Group has employed Citigroup Global Markets Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Euronext prior to the date hereof.

Section 6.2.            Representations and Warranties of Euronext.  Except as set forth in the corresponding sections or subsections of the disclosure letter dated as of the date hereof, delivered to NYSE Group by Euronext on or prior to entering into this Agreement (the “Euronext Disclosure Letter”), or in such other section or subsection of the Euronext Disclosure Letter where the applicability of such exception is reasonably apparent or in the Euronext Reports filed with a European Regulator or with the Commercial Register of the Chamber of Commerce in Amsterdam, as applicable, and publicly available on the website of Euronext or the AMF prior to the date hereof, Euronext hereby represents and warrants to NYSE Group as set forth in this Section 6.2.  The mere inclusion of any item in the Euronext Disclosure Letter as an exception to a representation or warranty of Euronext in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on Euronext or trigger any other materiality qualification.

(a)           Organization, Good Standing and Qualification.  Euronext is a company duly organized and validly existing under the laws of The Netherlands.  Each of Euronext’s Subsidiaries and each Joint Venture is an entity duly organized and validly existing under the laws of its respective jurisdiction of organization.  Each of Euronext, its Subsidiaries and each Joint Venture has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on Euronext.  Euronext has made available to NYSE Group a complete and correct copy of the Euronext Organizational Documents and Euronext Subsidiary Organizational Documents (other than Euronext Subsidiary Organizational Documents for Subsidiaries of Euronext that have no operations), in effect as of the date hereof.  The Euronext Organizational Documents and the Euronext Subsidiary Organizational Documents so delivered are in full force and effect.  Section 6.2(a) of the Euronext Disclosure Letter contains a correct and complete list of all Subsidiaries of Euronext, and each jurisdiction where Euronext and each of its Subsidiaries (other than Subsidiaries of Euronext that have no operations) is organized and qualified to do business.

“Euronext Organizational Documents” means the Articles of Association of Euronext.

“Euronext Subsidiary Organizational Documents” means the articles of association, certificate of incorporation, bylaws and similar organizational documents of all Subsidiaries of Euronext and each Joint Venture.

(b)           Capitalization.  The authorized capital stock of Euronext consists of 200,000,000 Euronext Shares, of which 112,557,259 Euronext Shares are outstanding as of May 22, 2006 (which figure includes the 400,000 Euronext Shares to be awarded under the proposals of the annual general meeting of Euronext held on May 23, 2006 and includes 1,204,609 Euronext Shares held by Euronext or its Subsidiaries or by Stichting SBF Option Plan).  All of the outstanding Euronext Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Euronext has no Euronext Shares reserved for issuance, except that, as of May 22, 2006, there were not more than 2,500,000 shares of Euronext Shares reserved for issuance in connection with outstanding Euronext Stock Options.  Except as set forth on Section 6.2(b) of the Euronext Disclosure Letter, each of the outstanding shares of capital stock or other equity interests of each of Euronext’s Subsidiaries and each Joint Venture is duly authorized, validly issued, fully paid and nonassessable and owned by Euronext or by a direct or indirect wholly owned Subsidiary of Euronext, free and clear of any lien, pledge, security interest, claim or other encumbrance.  Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Euronext or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Euronext or any of its Subsidiaries or any Joint Venture or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Euronext Shares or other securities of Euronext or any of its Subsidiaries or any Joint Venture, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Euronext does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Euronext on any matter.

(c)           Company Authority.

(i)            Euronext has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Offer and the other transactions contemplated hereby (including all actions by the Euronext Boards set forth in clause (ii)(A) below).  This Agreement is a valid and binding agreement of Euronext, enforceable against Euronext in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

(ii)           Each Euronext Board:  (A) has approved, adopted and declared advisable this Agreement and the Offer and the other transactions contemplated hereby; and (B) has received the opinions of its financial advisors, Morgan Stanley International and ABN AMRO, to the effect that the aggregate consideration to be received by holders of Euronext Shares who tender their Euronext Shares in the

Offer is fair from a financial point of view, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to NYSE Group.  It is agreed and understood that such opinion is for the benefit of the Euronext Boards and may not be relied on by NYSE Group.

(d)           No Conflicts.

(i)            (A)  Neither the execution and delivery by Euronext of this Agreement, nor the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Merger or the Offer and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract in effect as of the date hereof, or result in any change in the rights or obligations of any party under any Contract in effect as of the date hereof, to which Euronext or any of its Subsidiaries is a party or by which Euronext or any of its Subsidiaries or any of their respective assets is bound, (B) nor will such execution and delivery, compliance, performance or consummation result in any breach or violation of, or a default under, the provisions of the Euronext Organizational Documents or the Euronext Subsidiary Organizational Documents, or any Law applicable to it, other than as set forth in this Agreement, or to any penalty or sanction, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that (other than with respect to clause (B) above), individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on Euronext.

(ii)           Neither Euronext nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which Euronext or its Subsidiaries (or, after giving effect to the completion of the Offer and the Merger, Holdco or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(e)           Governmental Approvals and Consents.  Other than (i) the approvals and consents to be obtained from the SEC or any European Regulator, (ii) the filings and/or notices under the HSR Act, if applicable, the Exchange Act and the Securities Act, if any, and (iii) the approvals set forth on Section 6.2(e) of the Euronext Disclosure Letter, state securities, takeover and “blue sky” laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by Euronext or any of its Subsidiaries or any Joint Venture with, or obtained by Euronext or any of its Subsidiaries or any Joint Venture from, any Governmental Entity or Self-Regulatory Organization in connection with the execution and delivery by Euronext of this Agreement, the performance by Euronext of its obligations hereunder, and the consummation of the transactions contemplated hereby.  Euronext has made, in respect of the Offer and all other transactions contemplated in the Agreement, all required notifications and has obtained all required consents, advice and approvals pursuant to the relevant provisions of the Social and Economic Council Merger Regulation (SER-Fusiegedragsregels 2000), the Works Council Act (Wet op de ondernemingsraden) and any applicable collective bargaining agreement (collectieve arbeidsovereenkomst (CAO).

(f)            Euronext Reports; Financial Statements.

(i)            Euronext has made available to NYSE Group each filing made with the AMF or the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten) since December 31, 2003 (including exhibits, annexes and any amendments thereto) (collectively, the “Euronext Reports”).  Each of the Euronext Reports is true and complete, was timely made and is in material compliance with all applicable Laws and other requirements applicable to such Euronext Reports.  Neither Euronext nor any of its Subsidiaries has received, or knows of, any comments or inquiries from any Governmental Entity relating to any Euronext Report that, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect on Euronext.  As of their respective dates (or if amended, as of the date of such amendment), the Euronext Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Each of the consolidated balance sheets included in or incorporated by reference into the Euronext Reports (including the related notes and schedules) fairly presents the consolidated financial position of Euronext and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Euronext Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings, stockholders’ equity, cash flows and changes in financial position, as the case may be, of Euronext and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”) or French generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

(ii)           There is no outstanding personal loan that was made or arranged by Euronext or any of its affiliates to any executive officer or director of Euronext or any of its Subsidiaries.

(iii)          To the extent required by “best practices” in The Netherlands, Euronext (A) has designed reasonable disclosure controls and procedures to ensure that material information relating to Euronext, including its consolidated Subsidiaries, is made known to the management of Euronext by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Euronext’s auditors and the audit committee of the Euronext Boards (x) any significant deficiencies known to Euronext’s management or internal auditors (in-sourced or outsourced) in the design or operation of internal controls which could adversely affect in any material respect Euronext’s ability to record, process, summarize and report financial data and has identified for Euronext’s auditors any material weaknesses known to Euronext’s management or internal auditors (in-sourced or outsourced) in internal controls and (y) any fraud known to Euronext’s management or internal auditors (in-sourced or outsourced), whether or not material, that involves management or other employees who have a significant role in Euronext’s internal controls.

(g)           Absence of Certain Changes.  Except as disclosed in Euronext Reports, since the December 31, 2005, Euronext and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on Euronext; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Euronext or any of its Subsidiaries, whether or not covered by insurance; or (iii) any change by Euronext in financial accounting principles, practices or methods that is not required by IFRS.  Since December 31, 2005, except as provided for herein or as disclosed in Euronext Reports, there has not been any increase in the compensation payable or that could become payable by Euronext or any of its Subsidiaries to officers or key employees or any amendment of or other modification to any of the Euronext Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

(h)           Compliance.  Neither Euronext nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law of any Governmental Entity or Self-Regulatory Organization or (ii) any Contract to which Euronext or any of its Subsidiaries is a party or by which Euronext or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of cases (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Euronext.  Except as expressly set forth in the Euronext Reports, no investigation or review by any Governmental Entity or any Self-Regulatory Organization with respect to Euronext or any of its Subsidiaries is pending or, to the knowledge of Euronext, threatened, nor has any Governmental Entity or any Self-Regulatory Organization indicated an intention to conduct the same, except, in each case, for those the outcome of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Euronext.  Except as set forth in the Euronext Reports or as, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Euronext, (x) no material change is required in Euronext’s or any of its Subsidiaries’ processes, properties or procedures to comply with any Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (y) Euronext has not received any written notice or written communication of any noncompliance with any Law.  Each of Euronext and its Subsidiaries has all Permits of all Governmental Entities and Self-Regulatory Organizations necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on Euronext.

(i)            Litigation and Liabilities.  Except as disclosed in the Euronext Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Euronext, threatened against Euronext, any of its Subsidiaries or any of their respective directors or officers, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of Euronext, could result in any claims against, or obligations or liabilities of, Euronext or any of its affiliates, except, in both cases, for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Euronext.

(j)            Employee Benefits.

(i)            All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Euronext and its Subsidiaries and current or former directors of Euronext and its Subsidiaries, including, but not limited to, deferred compensation, equity option, equity purchase, equity appreciation rights, equity based incentive and bonus plans (the “Euronext Benefit Plans”) are listed in Section 6.2(j) of the Euronext Disclosure Letter.  True and complete copies of all material Euronext Benefit Plans listed in Section 6.2(j) of the Euronext Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and all amendments thereto, have been made available to NYSE Group.

(ii)           All Euronext Benefit Plans are established and operated in substantial compliance with their terms and all applicable Laws.  All Euronext Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and all Euronext Benefit Plans required to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(iii)          As of the date hereof, there is no pending or, to the knowledge of Euronext, threatened, litigation relating to the Euronext Benefit Plans that, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect on Euronext.  Other than as required by applicable Law, neither Euronext nor any of its Subsidiaries has any material obligations for retiree welfare benefits to current or former employees of Euronext or any of its Subsidiaries.  Other than as prohibited by applicable Law, Euronext or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(iv)          There has been no amendment to, announcement by Euronext or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Euronext Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any Euronext Employees to additional compensation or to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in  any other material obligation pursuant to, any of the Euronext Benefit Plans (C) accelerate the time of payment or vesting of the Euronext Stock Options or the Euronext Stock-Based Award, or (D) limit or restrict the right of Euronext or, after the consummation of the Merger or any other transactions contemplated hereby, Holdco to merge, amend or terminate any of the Euronext Benefit Plans.

(k)           Taxes.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Euronext: (A) all Tax Returns that are required to be filed by Euronext or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B)  Euronext and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, except with respect to matters for which adequate reserves have been established in accordance with IFRS; (C) there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Euronext or any of its Subsidiaries; (D) the Tax Returns of Euronext and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 1998, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Euronext Reports; (E) neither Euronext nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (F) all Taxes due and payable by Euronext or any of its Subsidiaries have been adequately provided for, in accordance with IFRS, in the financial statements of Euronext and its Subsidiaries for all periods ending through the date hereof; (G) neither Euronext nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section

355 of the Code (or any similar provision of state, local or non-U.S. law) in the three years prior to the date of this Agreement; and (H) none of Euronext or any of its Subsidiaries has any liability for Taxes of any Person (other than Euronext or any of its Subsidiaries) under article 39 or article 43 of the Invorderingswet 1990 (or any similar provision of state, local or non-U.S. law), as transferee or successor, by contract or otherwise; and (I) There are no Liens for Taxes upon any property or assets of Euronext or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with IFRS.

(ii)           No private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to Euronext or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(l)            Labor Matters.  Neither Euronext nor any of its Subsidiaries is a party to or otherwise bound by any material collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is Euronext or any of its Subsidiaries the subject of any material proceeding asserting that Euronext or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of Euronext, threatened, nor has there been for the past five years, any material Strike involving Euronext or any of its Subsidiaries, except for any general Strikes that are not directed exclusively at Euronext or any of its Subsidiaries.

(m)          Insurance.  All insurance policies maintained by Euronext and its Subsidiaries provide coverage for those risks reasonably foreseeable with respect to the business of Euronext and its Subsidiaries, and their respective properties and assets as is customary for companies conducting the business conducted by Euronext and its Subsidiaries during such time period, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, and are sufficient for compliance with all Laws currently applicable to Euronext and its Subsidiaries.  None of Euronext or any of its Subsidiaries has received since January 1, 2006 any notice of cancellation or termination with respect to any insurance policy of Euronext or its Subsidiaries.  The insurance policies of Euronext and its Subsidiaries are valid and enforceable policies in all respects.  No claims have been made under Euronext’s directors’ and officers’ liability insurance policies since December 31, 2001, and, as of the date of this Agreement, no such claims are pending.

(n)           Intellectual Property.

(i)            Except as has not had or is not reasonably expected to have a Material Adverse Effect on Euronext, (A) Euronext and/or at least one of its Subsidiaries exclusively owns, is licensed to use or otherwise possesses sufficient and legally enforceable rights to use all Intellectual Property which is owned by or necessary to the operation of the business of Euronext as currently conducted (the

“Euronext Intellectual Property”), and (B) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights.   Except as has not had or is not reasonably expected to have a Material Adverse Effect on Euronext: (A) the Euronext Intellectual Property owned by Euronext is valid, subsisting and enforceable, (B) Euronext’s and/or its Subsidiaries’ ownership of and right to use the Euronext Intellectual Property is free and clear of any lien, pledge, security interest or other encumbrance and (C) no other Person has the right to use any of the owned Euronext Intellectual Property, except pursuant to non-exclusive license grants made in writing by Euronext.  All material Contracts under which Euronext or any of its Subsidiaries licenses or otherwise permits another Person, or is licensed or otherwise permitted by another Person, to use any Euronext Intellectual Property (the “Euronext Intellectual Property Contracts”) are legal, valid, binding and enforceable against the other party, and are in full force and effect, subject to Bankruptcy and Equity Exceptions.  Except as has not had or is not reasonably expected to have a Material Adverse Effect on Euronext, no claim has been made that Euronext or any of its Subsidiaries, or to the knowledge of Euronext, another person, has breached any Euronext Intellectual Property Contract.

(ii)           There are no pending or, to the knowledge of Euronext, threatened claims by any Person alleging infringement by Euronext or its Subsidiaries for their use of any Euronext Intellectual Property that are reasonably expected to have a Material Adverse Effect on Euronext.  Except as has not had or is not reasonably expected to have a Material Adverse Effect on Euronext, to the knowledge of Euronext, the conduct of the business of Euronext as currently conducted does not infringe upon any Intellectual Property rights or any other proprietary right of any Person.  To the knowledge of Euronext, there is no unauthorized use, infringement or misappropriation and other violation of Euronext Intellectual Property by any Person, including any Employee of Euronext or any of its Subsidiaries, except as would not reasonably be likely to have a Material Adverse Effect on Euronext.  Euronext and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the trade secrets and other non-public information owned by Euronext or its Subsidiaries, or received from third Persons which Euronext or its Subsidiaries is obligated to treat as confidential, except for such steps the failure of which to have taken has not, individually or in the aggregate, had or reasonably be expected to have a Material Adverse Effect on Euronext.

(iii)          To the knowledge of Euronext and except as has not had or is not reasonably expected to have a Material Adverse Effect on Euronext, the IT Assets of Euronext operate and perform in all material respects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by Euronext and its Subsidiaries in connection with the business of Euronext as currently conducted.  Each of Euronext and its Subsidiaries has implemented reasonable backup and disaster recovery measures consistent with industry standards.

(o)           Brokers and Finders.  None of Euronext, its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Euronext has employed Morgan Stanley International and ABN AMRO as its financial advisors, the arrangements with which have been disclosed in writing to NYSE Group prior to the date hereof.

ARTICLE VII

COVENANTS

Section 7.1.            Interim Operations.  NYSE Group and Euronext each covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless NYSE Group (in the case of Euronext) or Euronext (in the case of NYSE Group) shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or, in the case of Euronext, except as otherwise set forth in Schedule 7.1 of the Euronext Disclosure Letter or, in the case of NYSE Group, except as otherwise set forth in Schedule 7.1 of the NYSE Group Disclosure Letter:

(a)           the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with all Governmental Entities (including the SEC and the European Regulators and other Euronext stock market regulators), providers of order flow, customers, suppliers, distributors, creditors, lessors, Employees and stockholders, as appropriate;

(b)           (i) it shall not issue, sell, pledge, dispose of or encumber any capital stock, as appropriate, owned by it in any of its Subsidiaries; (ii) except as set forth in Article IV of this Agreement and except as required to pay the Special Euronext Distribution, it shall not amend its certificate of incorporation, articles of association or bylaws, as applicable; (iii) it shall not split, combine or reclassify its outstanding shares of capital stock; (iv) except for the payment of the Special Euronext Distribution, it shall not declare, set aside or pay any type of dividend, whether payable in cash, stock or property, in respect of any capital stock, as appropriate, other than dividends payable by its direct or indirect wholly owned Subsidiaries to it or another of its direct or indirectly wholly owned Subsidiaries; or (v) it shall not repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any interests or shares of its capital stock, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, as applicable;

(c)           neither it nor any of its Subsidiaries shall (i) except for the issuance of Euronext Stock Options and Euronext Stock-Based Awards authorized at the annual general meeting of Euronext on May 23, 2006, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class, as appropriate, or any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its stockholders on any matter or any other property or assets other than shares of NYSE Group Common Stock or Euronext Shares (or Euronext Paris ordinary shares, as the case may be) issuable pursuant to stock-based awards outstanding on or awarded prior to the date hereof under the NYSE Group Stock Plans or Euronext Stock Plans; (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, acquire, sell, mortgage, pledge, dispose of or encumber any other material property or assets (including capital stock of any of its Subsidiaries); (iii) incur any indebtedness for borrowed money (including any guarantee of such indebtedness); or (iv) make or authorize or commit for any capital expenditures, except as provided in the business plan for each of NYSE Group and Euronext, respectively, that has been provided to the other prior to the date of this Agreement (provided that each of NYSE Group and Euronext shall be permitted to make or authorize or commit for any capital expenditures in an amount that is between 90% and 110% of the amounts set forth in such party’s respective business plan);

(d)           neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plan, as the case may be, or any other arrangement that would be a NYSE Group Benefit Plan or a Euronext Benefit Plan if in effect on the date hereof other than offer letters provided to newly-hired employees (but excluding offer letters to executive officers of it and its Subsidiaries or to employees whose target compensation is in excess of $700,000); provided that such offer letters do not include any compensation or benefits that vest, accelerate or otherwise are affected by or result in any payment or funding in connection with any of the transactions contemplated by this Agreement (including without limitation upon signing, closing, shareholder approval of or any other event closely associated with the Offer, the Merger or the Post-Closing Reorganization) either alone or in conjunction with any other event, or (ii) except for the issuance of Euronext Stock Options and Euronext Stock-Based Awards authorized at the annual general meeting of Euronext on May 23, 2006 and increases occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related increases of annual base salaries not to exceed 7% in the aggregate), increase the salary, wage, bonus or other compensation of any employees or fringe benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, in connection with any of the transactions contemplated by this Agreement (including without limitation upon signing, closing, shareholder approval of or any other event closely associated with the Offer, the Merger or the Post-Closing Reorganization) either alone or in conjunction with any other event or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award (or with respect to any outstanding equity-related award) that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award or any Benefit Plan shall accelerate or otherwise be affected by or result in any payment or funding in connection with any of the transactions contemplated by this Agreement (including without limitation upon signing, closing, shareholder approval of or any other event closely associated with the Offer, the Merger or the Post-Closing Reorganization) either alone or in conjunction with any other event;

(e)           except in the ordinary and usual course of business consistent with past practice, neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation, and neither it nor any of its Subsidiaries shall modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

(f)            neither it nor any of its Subsidiaries shall make or change any material Tax election, change any material method of Tax accounting, file any materially amended Tax Return, or settle or compromise any material audit or proceeding relating to Taxes; or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(g)           neither it nor any of its Subsidiaries shall permit any change in its credit practices or financial accounting principles, policies or practice (including any of its practices with respect to accounts receivable or accounts payable), except to the extent that any such changes in financial accounting principles, policies or practices shall be required by changes in GAAP (in the case of NYSE Group) or IFRS (in the case of Euronext);

(h)           neither it nor any of its Subsidiaries shall enter into any “non-compete” or similar Contract that would materially restrict the business of Holdco or any of its Subsidiaries following the Effective Time;

(i)            except as permitted pursuant to Section 7.1(d), neither it nor any of its Subsidiaries shall enter into any Contract between itself, on the one hand, and any of its affiliates, employees, officers or directors, on the other hand; and

(j)            neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing set forth in Sections 7.1(a) - (i) if NYSE Group or Euronext, as applicable, would be prohibited by the terms of Sections 7.1(a) - (i) from doing the foregoing.

Section 7.2.            Acquisition Proposals.

(a)           Without limiting any of such party’s other obligations under this Agreement, each of NYSE Group and Euronext agrees that, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries (including, with respect to Euronext, any member of a Euronext Board) shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’

employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate, or induce any inquiries or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) subject to the requirements of applicable Law after consultation with outside counsel, have any discussion with any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) subject to the requirements of applicable Law after consultation with outside counsel, provide any confidential information or data to any Person, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (v) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

An “Acquisition Proposal” for Euronext or NYSE Group means any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of Euronext or NYSE Group, as applicable, or any of its Subsidiaries that constitutes 10% or more of the consolidated gross revenue or consolidated gross assets of Euronext or NYSE Group, as applicable, and its Subsidiaries, taken as a whole (such Subsidiary, a “Major Subsidiary”); (ii) any direct or indirect acquisition or purchase of (A) 10% or more of any class of equity securities or voting power or 10% or more of the consolidated gross assets of Euronext or NYSE Group, as applicable, or (B) 50% or more of any class of equity securities or voting power of any of its Major Subsidiaries; (iii) any tender offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities or voting power of Euronext or NYSE Group, as applicable; (iv) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Euronext or NYSE Group, as applicable, or any Major Subsidiary of Euronext or NYSE Group, as applicable.

(b)           Within two business days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that Euronext reasonably believes could lead to an Acquisition Proposal for Euronext or that NYSE Group reasonably believes could lead to an Acquisition Proposal for NYSE Group, Euronext or NYSE Group, as applicable, shall provide the other party hereto with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry.  Thereafter, Euronext or NYSE Group, as applicable, shall provide the other party hereto, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep such other party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c)           Notwithstanding anything in this Agreement to the contrary, each of NYSE Group and Euronext or their respective Boards shall be permitted to (A) in the case of NYSE Group, comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act and, in the case of Euronext, comply with Article 231-21 of the GRAMF, (B) effect a Change in NYSE Group Recommendation or Change in Euronext Recommendation, or (C) (x) in the case of NYSE Group, prior to the receipt by NYSE Group of the NYSE Group Requisite Vote and (y) in the case of Euronext, prior to the completion of the Offer, engage in any discussions or negotiations with, or provide any information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board concludes in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (ii) in the case of clause (C) above, its Board concludes in good faith (after consultation with its outside legal counsel and financial advisors) that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board, after consultation with its outside legal counsel, determines in good faith that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law, (iv) in the case of clause (C) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board receives from such Person an executed confidentiality agreement with terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement, and (v) in the case of clause (C) above, NYSE Group or Euronext, as the case may be, is not then in material breach of its obligations under this Section 7.2.  For purposes of this Section 7.2(c), references to “Board” means, in relation to NYSE Group, the Board of Directors of NYSE Group and, in relation to Euronext, the Euronext Boards.

(d)           Prior to any Change in NYSE Group Recommendation, NYSE Group shall provide Euronext written notice (the “NYSE Group Superior Proposal Notice”) of NYSE Group’s intention to make a Change in NYSE Group Recommendation at least four business days prior to making a Change in NYSE Group Recommendation, and shall consider any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Euronext after its receipt of the NYSE Group Superior Proposal Notice (with respect to which modifications NYSE Group and Euronext shall negotiate in good faith during such four-business day period), in determining whether an Acquisition Proposal still constitutes a Superior Proposal for NYSE Group after such four-business day period.  Prior to any Change in Euronext Recommendation, Euronext shall provide NYSE Group written notice (the “Euronext Superior Proposal Notice”) of Euronext’s intention to make a Change in Euronext Recommendation at least four business days prior to making a Change in Euronext Recommendation, and shall consider any modifications to the terms of the transaction contemplated by this Agreement that are proposed by NYSE Group after its receipt of the Euronext Superior Proposal Notice (with respect to which modifications NYSE Group and Euronext shall negotiate in good faith during such four-business day period), in determining whether an Acquisition Proposal still constitutes a Superior Proposal for Euronext after such four-business day period.

(e)           In the event that a third party who has previously made an Acquisition Proposal that the Board of Directors of NYSE Group or the Euronext Boards, as the case may be, has or have determined in accordance with this Section 7.2 is a Superior Proposal subsequently modifies or amends in an adverse manner any material term of such Superior Proposal, then such Board’s prior determination shall be null and void and such Board shall be subject to the provisions of Section 7.2(c) and (d) in all respects (including the obligation to deliver a new NYSE Group Superior Proposal Notice or Euronext Superior Proposal Notice, as applicable, and negotiate in good faith with Euronext or NYSE Group, as applicable).

(f)            Except as ordered by a court of competent jurisdiction or by shareholder action, each of NYSE Group and Euronext agrees that it will, and will cause its senior officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.  Each of NYSE Group and Euronext agrees that it will use reasonable best efforts to promptly inform its directors, officers, agents and representatives of the obligations undertaken in this Section 7.2.  Nothing in this Section 7.2 shall (x) permit Euronext or NYSE Group to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of Euronext or NYSE Group under this Agreement, except as otherwise expressly set forth in this Agreement.  Except as ordered by a court of competent jurisdiction or by shareholder action, neither Euronext nor NYSE Group shall submit to the vote of its stockholders any Acquisition Proposal other than the Offer or the Merger, respectively.

“Superior Proposal” means, with respect to NYSE Group or Euronext, a bona fide written Acquisition Proposal obtained not in breach of this Section 7.2 for or in respect of 50% or more of the outstanding NYSE Group Common Stock or Euronext Shares (as applicable) or 50% or more of the assets of NYSE Group and its Subsidiaries, on a consolidated basis, or Euronext and its Subsidiaries, on a consolidated basis (as applicable), in each of case on terms that the Board of Directors of NYSE Group or the Euronext Boards (as applicable) in good faith concludes (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal or offer and this Agreement, and taking into account any improved terms that Euronext (in the case of an Acquisition Proposal for NYSE Group) or NYSE Group (in the case of an Acquisition Proposal for Euronext) have offered pursuant to this Section 7.2 deemed relevant by such Board or Boards (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable from a financial point of view to the stockholders and other stakeholders of Euronext or to the stockholders of NYSE Group, as applicable, than the transactions contemplated by this Agreement (after taking into account any such improved terms).

Section 7.3.            Stockholders Meetings.

(a)           NYSE Group will take, in accordance with applicable Law and the NYSE Group Organizational Documents, all action necessary to convene a meeting of its stockholders (the “NYSE Group Stockholders Meeting”) on a date determined by NYSE Group after consultation with Euronext (the “NYSE Group Meeting Date”), which date shall be as promptly as practicable after the Registration Statement is declared effective; provided that, after consultation with Euronext, NYSE Group may convene the NYSE Group Stockholders Meeting after the SEC shall have granted any necessary approvals for the consummation of the transactions contemplated by this Agreement, including any approvals of any application under Rule 19b-4 of the Exchange Act submitted in connection with the transactions contemplated by this Agreement.  Subject to fiduciary obligations under applicable Law, the Board of Directors of NYSE Group shall recommend such adoption or approval, as the case may be, and shall take all lawful action to solicit such adoption and approval.  In the event that subsequent to the date hereof and prior to the NYSE Group Stockholders Meeting (including any adjournment thereof), the Board of Directors of NYSE Group determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement (a “Change in NYSE Group Recommendation”), which Change in NYSE Group Recommendation shall be made only in accordance with Section 7.2(c), Euronext shall have a right to terminate this Agreement in accordance with Article IX.

(b)           Euronext will take, in accordance with applicable Law and the Euronext Organizational Documents, all action necessary to convene an extraordinary general meeting of its stockholders (the “Euronext Stockholders Meeting”) on a date determined by Euronext after consultation with NYSE Group (the “Euronext Meeting Date”), which date shall be as promptly as practicable after the information circular (the “Euronext Shareholder Circular”) for the Euronext Stockholders Meeting shall be completed, to approve the Offer and the transactions contemplated by this Agreement.  Such approval shall require a simple majority of the votes validly cast at such meeting  (the “Euronext Requisite Vote”).  Subject to fiduciary obligations under applicable Law, the Euronext Boards shall recommend such approval and shall take all lawful action to solicit such approval and shall recommend the Offer to its shareholders and recommend that they tender their Euronext Shares into the Offer.  In the event that subsequent to the date hereof, the Euronext Boards determine that this Agreement is no longer advisable and either makes no recommendation or recommends that its shareholders not tender their Euronext Shares into the Offer (a “Change in Euronext Recommendation”), which Change in Euronext Recommendation shall be made only in accordance with Section 7.2(b), NYSE Group shall have a right to terminate this Agreement in accordance with Article IX.

Section 7.4.            Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a)           Reasonable Best Efforts; Regulatory Filings.  Holdco, NYSE Group and Euronext shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement (including the New Holdco Charter and the New Holdco Bylaws or alternative changes to the market or regulatory structure as may be required to consummate and make effective the Offer and the Merger) as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including all approvals and consents to be obtained under the HSR Act, under the Governmental Approvals, and from the SEC and the European Regulators) (collectively, “Consents”) necessary or advisable to be obtained from any third party and/or any Governmental Entity or Self-Regulatory Organization (if any) in order to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Holdco shall not be entitled to withdraw the Offer after it has been filed with the AMF, except if such withdrawal is made in connection with the termination of this Agreement in accordance with Section 9.5.  Nothing in this Section 7.4 shall require, or be construed to require, NYSE Group or Euronext to (A) proffer to, or agree to, sell or hold separate and agree to sell, or take any other action with respect to, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of Holdco, NYSE Group, Euronext or any of their respective Subsidiaries or affiliates (or to consent to any sale, or agreement to sell, by Holdco, NYSE Group or Euronext or any of their respective Subsidiaries or affiliates, as the case may be, of any of its assets or businesses), if such action would, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment to NYSE Group, Euronext or Holdco or (B) agree to any changes or restriction in the market or regulatory structure of Holdco, NYSE Group or Euronext or any of their respective Subsidiaries or affiliates or in any of their respective operations of any such assets or businesses, if such changes or restrictions would, individually or in the aggregate, reasonably be expected to result in an Substantial Detriment to NYSE Group, Euronext or Holdco.  Subject to applicable Law and the instructions of any Governmental Entity, NYSE Group and Euronext shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received or provided by NYSE Group or Euronext, as the case may be, or any of their respective Subsidiaries, from or to any Governmental Entity with respect to such transactions.

“Substantial Detriment” means, with respect to any Person, (i) a material adverse effect on (A) the business, continuing results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (B) with respect to NYSE Group or Holdco, the authority or ability of the New York Stock Exchange LLC or the NYSE Arca, Inc. to continue as national securities exchanges and self-regulatory organizations (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and, with respect to Euronext, the authority or ability of Euronext Paris, Euronext Amsterdam, Euronext Portugal, Euronext Brussels or LIFFE Administration and Management to continue to operate the markets that they currently operate; provided that a “Substantial

Detriment” shall not arise or result from any Post-Closing Reorganization or any action set forth in Section 7.4(a) of the NYSE Group Disclosure Letter.

(b)           Market and Regulatory Structure Matters.  Unless otherwise required by fiduciary obligations under applicable Law, the Board of Directors of NYSE Group and the Euronext Boards shall each consider and make such determination with respect to the other party, its Related Persons (as defined in the certificate of incorporation of NYSE Group) and the Persons of which Euronext and NYSE Group are Related Persons, as required by any Governmental Entity and, in the case of NYSE Group, any Self-Regulatory Organization whose consent is required for the consummation of the Merger.  NYSE Group and its Board of Directors and Euronext and the Euronext Boards shall use their respective reasonable best efforts to provide such information to the SEC, the European Regulators and any other Governmental Entity as is required with respect to the consideration by the SEC, the European Regulators and any other Governmental Entity of the amendments to the certificates of incorporation or bylaws of Holdco, NYSE Group and/or Euronext or alternative changes to market or regulatory structure as may be required to consummate and make effective the Merger and the completion of the Offer and the other transactions contemplated by this Agreement.

(c)           Prior Review of Certain Information.  Subject to applicable Laws relating to the sharing of information, NYSE Group and Euronext shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or written materials submitted to, any third party and/or any Governmental Entity and Self-Regulatory Organization (if applicable), in connection with the Merger and the Offer and the other transactions contemplated by this Agreement (including the Offer Documents).  NYSE Group and Euronext shall provide the other party with the opportunity to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.  NYSE Group and Euronext shall keep each other apprised of all material discussions with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(d)           Furnishing of Information.  NYSE Group and Euronext each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents or any other statement, filing, notice or application made by or on behalf of Holdco, NYSE Group, Euronext or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the completion of the Offer and the other transactions contemplated by this Agreement.

(e)           Status Updates and Notice.  Subject to applicable Law and the instructions of any Governmental Entity and, in the case of NYSE Group, Self-Regulatory Organization (if applicable), NYSE Group and Euronext each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by NYSE Group or Euronext, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity and Self-Regulatory Organization (if applicable), with respect to such transactions.  NYSE Group and Euronext each shall give prompt notice to the other of any change that is reasonably expected to have a Material Adverse Effect on NYSE Group or a Material Adverse Effect on Euronext, respectively.

(f)            Financing.  NYSE Group and Holdco shall take such actions so that, as of the filing of the Offer, Holdco shall have (to the extent required by applicable Law in order to file the Offer with the AMF) sufficient funds or irrevocable and unconditional financing sources available to it to pay the aggregate cash consideration payable pursuant to the Offer.  To the extent permitted by applicable Law, Euronext and its Subsidiaries shall use reasonable best efforts, and shall use reasonable best efforts to cause each of their respective officers, directors, employees and representatives, to assist and cooperate with NYSE Group and Holdco in connection with their efforts to obtain the proceeds of any financing that NYSE Group and Holdco seek in connection with the Offer, including (i) causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, drafting sessions, due diligence sessions, management presentations, road shows and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, business projections and financial statements (including those required by the SEC), and assisting NYSE Group and Holdco in preparing offering memoranda, private placement memoranda, prospectuses and similar documents, (iii) causing its independent accountants to provide reasonable assistance to NYSE Group and Holdco, including providing consent to NYSE Group and Holdco to use their audit reports and any reviews of interim period financial statements prepared under applicable IFRS standards relating to Euronext and its Subsidiaries and to provide any necessary “comfort letters,” (iv) using reasonable efforts to cause its attorneys to provide reasonable assistance to NYSE Group and Holdco, including to provide any necessary and customary legal opinions, (v) obtaining any necessary rating agencies’ confirmations or approvals and (vi) executing and delivering any other requested certificates or documents.  Euronext will provide to NYSE Group and Holdco and its financing sources, if any, as promptly as practicable the audited, unaudited and pro forma and other financial information reasonably requested by NYSE Group or Holdco, in each case prepared in accordance with the standards set forth in any applicable financing commitment letter or as otherwise reasonably requested by NYSE Group or Holdco.

Section 7.5.            Access.  Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, NYSE Group and Euronext each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants, consultants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by NYSE Group or Euronext; provided, further, that the foregoing shall not require NYSE Group or Euronext (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of NYSE Group or Euronext, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if NYSE Group or Euronext, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of NYSE Group or Euronext, as the case may be, or any of its Subsidiaries, (iii) in the case of NYSE Group, (x) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by NYSE Group or any of its Subsidiaries or any other regulatory activities conducted by NYSE Group or any of its Subsidiaries that the Chief Executive Officer of NYSE Regulation, Inc. determines, in his or her sole discretion, is confidential and inappropriate to disclose to Euronext, or (y) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by New York Stock Exchange LLC or NYSE Arca, Inc. or any other regulatory activities that the Chief Executive Officer of NYSE Regulation, Inc. determines, in his or her sole discretion, is confidential and inappropriate to disclose to Euronext.  All requests for information made pursuant to this Section 7.5 shall be directed to an executive officer of NYSE Group or Euronext, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such party.  All such information shall be governed by the terms of the Confidentiality Agreement.

Section 7.6.            Affiliates.

(a)           Not later than thirty days from the date hereof, NYSE Group shall provide to Euronext a list of those Persons who, as of such date, may be deemed to be “affiliates” of NYSE Group for purposes of Rule 145 under the Securities Act.  Not less than 10 days prior to the NYSE Group Meeting Date, NYSE Group shall update and add to such list the names of any other Person subsequently identified by NYSE Group as a Person who may be deemed to be such an affiliate of NYSE Group as of the NYSE Group Meeting Date.  NYSE Group shall keep such list updated as necessary to reflect changes from the NYSE Group Meeting Date and shall use reasonable best efforts to cause each person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, a customary “affiliates” letter, dated as of the Closing Date, in form and substance satisfactory to NYSE Group and Euronext (the “Affiliates Letter”).

(b)           Not later than thirty days from the date hereof, Euronext shall provide to NYSE Group a list of those Persons who, as of such date, may be deemed to be “affiliates” of Euronext for purposes of Rule 145 under the Securities Act.  Not less than 10 days prior to the Euronext Meeting Date and not less than 10 days prior to the commencement of the Offer, Euronext shall update and add to such list the names of any other Person subsequently identified by Euronext as a Person who may be deemed to be such an affiliate of Euronext as of the Euronext Meeting Date and the Expiration Date, respectively.  Euronext shall keep such list updated as necessary to reflect changes from the Euronext Meeting Date and the Expiration Date and shall use reasonable best efforts to cause each person identified on such list to deliver an Affiliates Letter to Holdco not less than 30 days prior to the Effective Time.

Section 7.7.            Exchange Listing.  NYSE Group and Euronext shall use their reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Offer and the Merger pursuant to this Agreement and the shares of Holdco Common Stock to be reserved for issuance upon exercise of the Holdco Stock Options to be approved for listing on the New York Stock Exchange and Euronext Paris, subject to official notice of issuance, prior to the Closing Date.

Section 7.8.            Publicity.  The initial press release regarding this Agreement and the Offer and the Merger shall be a joint press release and thereafter NYSE Group and Euronext shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan.  Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public statement prior to such consultation.  In addition to the foregoing, except to the extent disclosed in or consistent with the Offer Document and the Proxy Statement/Prospectus, neither NYSE Group nor Euronext shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.9.            Taxation.  Subject to Section 7.2, neither Euronext nor NYSE Group shall take or cause to be taken any action, whether before or after the Effective Time, that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 7.10.          Expenses.  Subject to Sections 7.2 and 9.6, whether or not the Offer or the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with (i) the filing, printing and mailing of the Euronext Shareholder Circular, the Proxy Statement/Prospectus, the Registration Statement and the Offer Documents, (ii) any required filing with any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, and (iii) any commitment fees or other expenses in connection with obtaining financing to pay all or part of the cash portion of the consideration payable in the Offer, in each of cases (i), (ii) and (iii), which Expenses shall be shared equally by NYSE Group and Euronext unless prohibited by applicable Law.  As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

Section 7.11.          Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NYSE Group and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NYSE Group pursuant to the NYSE Group Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of NYSE Group and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and constitution of NYSE Group and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Group (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 250% of the annual premiums (such 250% amount, the “Maximum NYSE Group Insurance Amount”) currently paid by NYSE Group for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Holdco may, in lieu of maintaining the insurance described in clause (iii) of Section 7.11(a), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Group; provided that the amount paid by Holdco shall not exceed six times the Maximum NYSE Group Insurance Amount.  The obligations of Holdco under this Section 7.11(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.11(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 7.11(a) applies shall be third party beneficiaries of this Section 7.11(a)).

(b)           From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Euronext and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Euronext pursuant to the Euronext Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Euronext and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Euronext and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Euronext (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 250% of the annual premiums (such 250% amount, the “Maximum Euronext Insurance Amount”) currently paid by Euronext for such insurance (which annual premiums are set forth in Section 7.11(b) of the Euronext Disclosure Letter); and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Holdco may, in lieu of maintaining the insurance described in clause (iii) of Section 7.11(b), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Euronext; provided that the amount paid by Holdco shall not exceed six times the Maximum Euronext Insurance Amount.  The obligations of Holdco under this Section 7.11(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.11(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.11(b) applies shall be third party beneficiaries of this Section 7.11(b)).

Section 7.12.          Other Actions by NYSE Group and Euronext.

(a)           Section 16 Matters.  Prior to the Effective Time, NYSE Group and Euronext shall take all such steps as may be required to cause any dispositions of NYSE Group Common Stock and Euronext Shares (including derivative securities with respect to NYSE Group Common Stock or Euronext Shares) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NYSE Group and Euronext, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b)           Advice of Changes.  Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) NYSE Group shall promptly advise Euronext of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on NYSE Group; and (ii) Euronext shall promptly advise NYSE Group of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on Euronext; provided that failure to so promptly advise shall not constitute a material breach or failure of a condition unless the underlying change or event shall constitute such material breach or failure.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1.            Condition to NYSE Group’s Obligation to Effect the Merger.  NYSE Group’s obligation to effect the Merger is subject to the satisfaction (or waiver by NYSE Group) at or prior to the Effective Time of the settlement and delivery of the Offer.

ARTICLE IX

TERMINATION

Section 9.1.            Termination by Mutual Consent.  This Agreement may be terminated by mutual written consent of NYSE Group and Euronext at any time prior to the filing of the Offer with the AMF.

Section 9.2.            Termination by Either Euronext or NYSE Group.  This Agreement may be terminated by either NYSE Group or Euronext at any time prior to the filing of the Offer with the AMF if:

(a)           the filing of the Offer with the AMF shall not have occurred by January 31, 2007 (such date, as it may be extended under the proviso below, the “Termination Date”), whether such date is before or after the date of the receipt of the NYSE Group Requisite Vote; provided, however, that each of NYSE Group and Euronext shall have the right, in its sole discretion, to extend the Termination Date to March 31, 2007 if the only conditions set forth in Annex II that have not been satisfied (other than those conditions that by their nature are to be satisfied on the date of the filing of the Offer) are the conditions set forth in paragraphs I.(a) and/or I.(f) of Annex II; provided, further, that no such right to extend the Termination Date may be exercised by any party to this Agreement whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of such condition to be satisfied;

(b)           the NYSE Group Requisite Vote shall not have been obtained after a vote of the NYSE Group stockholders has been taken and completed at the NYSE Group Stockholders Meeting or at any adjournment or postponement thereof;

(c)           the Euronext Requisite Vote shall not have been obtained after a vote of the Euronext stockholders has been taken and completed at the Euronext Stockholders Meeting or at any adjournment or postponement thereof; or

(d)           any Governmental Entity or Self-Regulatory Organization (if applicable), which must grant a required regulatory approval has denied such grant, whether orally or in writing, and such denial has become final, binding and non-appealable or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by NYSE Group stockholders);

provided that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

Section 9.3.            Termination by NYSE Group.  This Agreement may be terminated by NYSE Group at any time prior to the filing of the Offer with the AMF if:

(a)           either Euronext Board shall have effected a Change in Euronext Recommendation or failed to reconfirm its recommendation of this Agreement within ten business days after a written request by NYSE Group to do so;

(b)           Euronext shall have (x) breached in any material respect any of its representations or warranties contained in this Agreement or (y) failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform would cause any condition in paragraph II.(a) or II.(b) of Annex II to be unsatisfied and (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 30 days after the date that written notice thereof is given by NYSE Group to Euronext; or

(c)           Euronext or any of the other Persons described in Section 7.2 as affiliates, agents or Representatives of Euronext shall breach Section 7.2 in any material respect.

Section 9.4.            Termination by Euronext.  This Agreement may be terminated by Euronext at any time prior to the filing of the Offer with the AMF if:

(a)           the Board of Directors of NYSE Group shall have effected a Change in NYSE Group Recommendation or failed to reconfirm its recommendation of this Agreement within ten business days after a written request by Euronext to do so;

(b)           NYSE Group shall have (x) breached in any material respect any of its representations or warranties contained in this Agreement or (y) failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform would cause any condition in paragraph III.(a) or III.(b) of Annex II to be unsatisfied and (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 30 days after the date that written notice thereof is given by Euronext to NYSE Group; or

(c)           NYSE Group or any of the other Persons described in Section 7.2 as affiliates, agents or Representatives of NYSE Group shall breach Section 7.2 in any material respect.

Section 9.5.            Certain Additional Termination Rights.

(a)           This Agreement may be terminated by NYSE Group or Euronext at any time after the filing of the Offer with the AMF if the Offer period shall have expired, and the Minimum Condition shall not have been satisfied.

(b)           This Agreement may be terminated by NYSE Group at any time after the filing of the Offer with the AMF if:

(i)            Holdco withdraws its Offer in accordance with paragraph 2 of Article 232-11 of the GRAMF (it being provided, for the avoidance of doubt, that such withdrawal shall require that approval of the AMF but not that of Euronext); or

(ii)           (x) a third party has launched a competing bid (or an improved offer after previously launching a competing bid) for the Euronext Shares and Holdco has determined to exercise its right of withdrawal pursuant to paragraph 1 of Article 232-11 of the GRAMF; and (y) Euronext shall have made a Change in Euronext Recommendation or taken any of the actions referred to in paragraph II.(c) of Annex II.

Section 9.6.            Effect of Termination and Abandonment; Expense Reimbursement.

(a)           Effect of Termination and Abandonment.  In the event of termination of this Agreement pursuant to this Article IX, this Agreement (other than as set forth in this Section 9.6 and Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b)           Expense Reimbursement by NYSE Group.

(i)            In the event that this Agreement is terminated by NYSE Group pursuant to Section 9.2(a) and, at such time, Euronext would have been permitted to terminate this Agreement pursuant to Section 9.4(a), then NYSE Group shall, prior to such termination, reimburse Euronext for all of its out-of-pocket costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement (the “NYSE Group Reimbursement Payment”), by wire transfer of same day funds.

(ii)           In the event that this Agreement is terminated by Euronext pursuant to Section 9.2(b) or 9.4(a), then NYSE Group shall promptly, but in no event later than two days after the date of such termination, pay Euronext the NYSE Group Reimbursement Payment by wire transfer of same day funds.

(iii)          In the event that an Acquisition Proposal shall have been made (and not subsequently withdrawn) to NYSE Group or any of its Subsidiaries or any Person shall have publicly announced (and not subsequently withdrawn) a bona fide intention (whether or not conditional) to make an Acquisition Proposal with respect to NYSE Group or any of its Subsidiaries and thereafter this Agreement is terminated by Euronext pursuant to Section 9.4(b)(y) or 9.4(c), then NYSE Group shall promptly, but in no event later than two days after the date of such termination, pay the NYSE Group Reimbursement Payment to Euronext.

(c)           Expense Reimbursement by Euronext.

(i)            In the event that this Agreement is terminated by Euronext pursuant to Section 9.2(a) and, at such time, NYSE Group would have been permitted to terminate this Agreement pursuant to Section 9.3(a), then Euronext shall, prior to such termination, reimburse NYSE Group for all of its out-of-pocket costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement (the “Euronext Reimbursement Payment”), by wire transfer of same day funds.

(ii)           In the event that this Agreement is terminated by NYSE Group pursuant to Section 9.2(c), 9.3(a), 9.5(a), 9.5(b)(i) or 9.5(b)(ii), then Euronext shall promptly, but in no event later than two days after the date of such termination, pay NYSE Group the Euronext Reimbursement Payment by wire transfer of same day funds.

(iii)          In the event that an Acquisition Proposal shall have been made (and not subsequently withdrawn) to Euronext or any of its Subsidiaries or any Person shall have publicly announced (and not subsequently withdrawn) a bona fide intention (whether or not conditional) to make an Acquisition Proposal with respect to Euronext or any of its Subsidiaries and thereafter this Agreement is terminated by NYSE Group pursuant to Section 9.3(b)(y) or 9.3(c); then Euronext shall promptly, but in no event later than two days after the date of such termination, pay the Euronext Reimbursement Payment to NYSE Group.

(d)           Interest.  Each of NYSE Group and Euronext acknowledges that the agreements contained in this Section 9.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due pursuant to this Section 9.6, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 9.6 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment.

ARTICLE X

MISCELLANEOUS AND GENERAL

Section 10.1.          Survival.  This Article X and the agreements of NYSE Group and Euronext contained in Section 7.7 (Exchange Listing) and Section 7.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article X, the agreements of NYSE Group and Euronext contained in Section 7.10 (Expenses), Section 9.6 (Effect of Termination and Abandonment; Expense Reimbursement) and the Confidentiality Agreement shall survive the termination of this Agreement.  No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement.

Section 10.2.          Modification or Amendment.  Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented (a) only by a written instrument executed and delivered by all of the parties hereto, (b) by action taken or authorized by their respective Boards of Directors, and (c) before or after approval of the matters presented in connection with the Offer and the Merger by NYSE Group stockholders, but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 10.3.          Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger and the Offer are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

Section 10.4.          Counterparts.  This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 10.5.          GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)           The parties hereby (i) irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware (the “Delaware Courts”) and the Federal Courts of the United States of America located in the State of Delaware (the “Federal Courts”) in respect of any claim, dispute or controversy relating to or arising out of the negotiation, interpretation or enforcement of this Agreement or any of the documents referred to in this Agreement or the transactions contemplated hereby or thereby (any such claim being a “Covered Claim”); (ii) irrevocably agree to request that the Delaware or Federal Courts adjudicate any Covered Claim on an expedited basis and to cooperate with each other to assure that an expedited resolution of any such dispute is achieved; (iii) waive, and agree not to assert, as a defense in any action, suit or proceeding raising a Covered Claim that any of the parties hereto is not subject to the personal jurisdiction of the Delaware or Federal Courts or that such action, suit or proceeding may not be brought or is not maintainable in said Courts or that the venue thereof may be inappropriate or inconvenient or that this Agreement or any such document may not be enforced in or by such Courts; and (iv) irrevocably agree to abide by the rules of procedure applied by the Delaware or Federal Court (as the case the may be) (including but not limited to procedures for expedited pre-trial discovery) and waive any objection to any such procedure on the ground that such procedure would not be permitted in the courts of some other jurisdiction or would be contrary to the laws of some other jurisdiction.  The parties further agree that any Covered Claim has a significant connection with the State of Delaware and with the United States, and will not contend otherwise in any proceeding in any court of any other jurisdiction.  Each party represents that it has agreed to the jurisdiction of the Delaware and Federal Courts in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and law applied in the Delaware and Federal Courts and has not relied on any representation by any other party or its Affiliates, representatives or advisors as to the content, scope, or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.  Notwithstanding the foregoing, nothing in this Agreement shall limit the right of NYSE Group, Holdco or any of their respective Subsidiaries or affiliates to commence or prosecute any legal action against Euronext or any of its Subsidiaries or affiliates in any court of competent jurisdiction in France, The Netherlands, or elsewhere to enforce the judgments and orders of the Delaware or Federal Courts.

(c)           Each party hereby irrevocably agrees that it will not oppose, on any ground, the recognition, enforcement, or exequatur in a French, Dutch or other court of any judgment (including but not limited to a judgment requiring specific performance) rendered by a Delaware or Federal Court in respect of a Covered Claim.

(d)           Euronext hereby irrevocably designates Liffe USA Limited (in such capacity the “Process Agent”), with an office at 55 Broadway, Suite 2602, New York, New York 10006, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement or any other agreement executed in connection with this Agreement, and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that, in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to Euronext.  Euronext shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Euronext will at all times have an agent for service of process for the above purposes in New York, New York.  In the event of the transfer of all or substantially all of the assets and business of the Process Agent to any other person or entity by consolidation, merger, sale of assets or otherwise, such other person or entity shall be substituted hereunder for the Process Agent with the same effect as if named herein in place of such Process Agent.  Euronext further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.  Euronext expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America.

(e)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6.          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

(a)                                  If to NYSE Group, to:

NYSE Group, Inc.
11 Wall Street
New York, New York 10005
Attention: General Counsel

with a copy to:

                                                Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Tel:  (212) 403-1000
Fax:  (212) 403-2000
Attention:  David C. Karp, Esq.

(b)                                 If to Euronext, to:

Euronext N.V.
39 rue Cambon
F75039 Paris Cedex 01
FRANCE
Attention:  General Counsel

                                                with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006-1470
Tel:  (212) 225-2000
Fax:  (212) 225-3999
Attention:  Victor I. Lewkow, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 10.7.          Entire Agreement.  This Agreement (including any exhibits hereto), the NYSE Group Disclosure Letter, the Euronext Disclosure Letter and the Confidentiality Agreement, dated April 12, 2006, between NYSE Group and Euronext (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 10.8.          No Third-Party Beneficiaries.  Except as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.  The parties hereto further agree that the rights of third party beneficiaries under Section 7.11 shall not arise unless and until the Effective Time occurs.

Section 10.9.          Obligations of Euronext and of NYSE Group.  Whenever this Agreement requires a Subsidiary of Holdco, NYSE Group or Euronext to take any action, such requirement shall be deemed to include an undertaking on the part of Holdco, NYSE Group or Euronext, as appropriate, to cause such Subsidiary to take such action.

Section 10.10.          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Offer or the Merger shall be paid by the party upon which such Taxes are imposed.

Section 10.11.          Definitions.  Each of the terms set forth in Annex I is defined on the page of this Agreement set forth opposite such term.

Section 10.12.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.13.          Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The term “knowledge of NYSE Group” shall be deemed to mean the actual knowledge of the individuals set forth on Exhibit C.  The term “knowledge of Euronext” shall be deemed to mean the actual knowledge of the individuals set forth on Exhibit D.

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises,

this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.14.          Assignment.  This Agreement shall not be assignable by operation of Law or otherwise.  Any purported assignment in violation of this Agreement shall be void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NYSE GROUP, INC.

By:	/s/ JOHN A. THAIN
Name: John A. Thain
Title: Chief Executive Officer

EURONEXT N.V.

By:	/s/ JEAN-FRANÇOIS THÉODORE
Name: Jean-François Théodore
Title: Chief Executive Officer

By:	/s/ JOOST VAN DER DOES DE WILLEBOIS
Name: Joost van der Does de Willebois
Title: Chief Financial Officer

NYSE EURONEXT, INC.

By:	/s/ JOHN A. THAIN
Name: John A. Thain
Title: Chief Executive Officer

JEFFERSON MERGER SUB, INC.

By:	/s/ JOHN A. THAIN
Name: John A. Thain
Title: Chief Executive Officer

[Signature Page to Combination Agreement]

ANNEX I:
Defined Terms

Defined Term	Page
Acquisition Proposal	44
Affiliates Letter	51
Agreement	1
AMF	2
Bankruptcy and Equity Exception	23
Board	45
Book-Entry Interests	9
Cash Election	3
Cash Election Amount	3
Cash Election Consideration	3
Cash Election Shares	4
Cash Percentage	3
Certificate of Merger	8
Change in Euronext Recommendation	47
Change in NYSE Group Recommendation	47
Closing	8
Closing Date	8
Code	2
College of Regulators	19
Confidentiality Agreement	62
Consents	48
Contract	24
Covered Claim	60
Delaware Courts	60
DGCL	8
Dutch Holdco	14
Dutch Mergerco	14
Effective Time	8
Equity Arrangements	16
Euronext	1
Euronext Benefit Plans	37
Euronext Boards	1
Euronext Disclosure Letter	32
Euronext Intellectual Property	40
Euronext Intellectual Property Contracts	40
Euronext Meeting Date	47
Euronext Organizational Documents	32
Euronext Recommendation	7

Annex I: Page 1

Euronext Reimbursement Payment	58
Euronext Reports	35
Euronext Requisite Vote	47
Euronext Shareholder Circular	47
Euronext Shares	1
Euronext Stock Option	16
Euronext Stock Plans	16
Euronext Stock-Based Award	16
Euronext Stockholders Meeting	47
Euronext Sub	14
Euronext Subsidiary Organizational Documents	33
Euronext Superior Proposal Notice	45
European Regulator	19
Exchange Act	25
Exchange Agent	11
Exchange Fund	11
Excluded Share	9
Expenses	52
Expiration Time	5
Federal Courts	60
French Exchange Offer Documents	6
French Holders	16
French Taxes	16
Fully Diluted Basis	5
GAAP	25
Governmental Approvals	25
Governmental Entity	25
GRAMF	2
Gross-Up Payment	17
Holdco	1
Holdco Common Stock	1
Holdco Share Registration Document	5
Holdco Stock Option	16
Holdco Stock-Based Award	16
HSR Act	25
IFRS	35
Intellectual Property	30
IRS Ruling	29
IT Assets	31
Joint Ventures	22
Law	26
Major Subsidiary	44
Material Adverse Effect	22
Maximum Euronext Insurance Amount	54
Maximum NYSE Group Insurance Amount	53

Annex I: Page 2

Merger	1
Merger Consideration	9
Merger Sub	1
Merger Sub Common Stock	9
Merger Transmittal Letter	11
Minimum Condition	5
Mixed Offer Consideration	2
New Holdco Bylaws	19
New Holdco Charter	18
NYSE Group	1
NYSE Group Benefit Plans	27
NYSE Group Disclosure Letter	21
NYSE Group Financial Statements	25
NYSE Group Intellectual Property	30
NYSE Group Intellectual Property Contracts	31
NYSE Group Meeting Date	47
NYSE Group Organizational Documents	22
NYSE Group Preferred Stock	23
NYSE Group Reimbursement Payment	58
NYSE Group Reports	25
NYSE Group Requisite Vote	23
NYSE Group Stock Option	9
NYSE Group Stock Plans	9
NYSE Group Stock-Based Award	10
NYSE Group Stockholders Meeting	47
NYSE Group Subsidiary Organizational Documents	22
NYSE Group Superior Proposal Notice	45
Offer	1
Offer Documents	6
Permits	26
Person	11
Post-Closing Reorganization	13
Pre-Approved Post-Closing Reorganization	13
Pre-Offering Stock Price	3
Process Agent	61
Prospectus	6
Proxy Statement/Prospectus	5
Ratio	3
Registration Statement	5
Representatives	50
Restricted Share	9
SEC	5
Securities Act	6
Self-Regulatory Organization	12
Special Euronext Distribution	1

Annex I: Page 3

Standard Cash Amount	2
Standard Stock Amount	2
Stock Election	3
Stock Election Amount	3
Stock Election Consideration	3
Stock Election Shares	4
Stock Percentage	3
Strikes	30
Subsidiary	22
Substantial Detriment	48
Superior Proposal	46
Surviving Corporation	8
Tax Authority	29
Tax Return	29
Taxes	29
Termination Date	55
U.S. Exchange Offer Documents	6

Annex I: Page 4

ANNEX II:
Conditions to the Filing and Commencement of the Offer

I.              Mutual Conditions. Notwithstanding any other provisions of the Agreement, Holdco shall not file or commence the Offer pursuant to Article I of the Agreement unless each of the following conditions shall be satisfied (or waived by both NYSE Group and Euronext):

(a)           HSR Act and Governmental Approvals.  (i) Any waiting period (and any extension thereof) applicable to the Offer and the Merger under the HSR Act shall have expired or been terminated, and (ii) any waiting period (and any extension thereof) applicable to the Offer and the Merger under the Governmental Approvals shall have expired or been terminated.
(b)           Registration Statement and Holdco Share Registration Document.  (i) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; (ii) the Holdco Share Registration Document shall have been filed with and received the approval of the AMF and (iii) any update of the Share Registration Document of Euronext shall have been filed and received all required approvals (to the extent required by the AMF to commence the Offer).
(c)           NYSE Group Requisite Vote and Euronext Requisite Vote.  The NYSE Group Requisite Vote shall have been obtained at the NYSE Group Stockholders Meeting, and the Euronext Requisite Vote shall have been obtained at the Euronext Stockholders Meeting.
(d)           Exchange Listing.  The shares of Holdco Common Stock to be issued in the Offer and the Merger and such other shares of Holdco Common Stock to be reserved for issuance in connection with the Offer and the Merger pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange and Euronext Paris, upon official notice of issuance.
(e)           Governmental Proceeding. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Holdco of any of the Euronext Shares, seeking to restrain or prohibit the consummation of the Offer or the Merger, or seeking to place limitations on the ownership of the Euronext Shares or shares of common stock of the Surviving Corporation by Holdco or seeking to obtain from Euronext, NYSE Group or Holdco any damages that are material in relation to Euronext, (ii) seeking to prohibit or materially limit the ownership or operation by Euronext or its Subsidiaries, NYSE Group or any of its Subsidiaries of any material portion of any business or of any assets of Euronext, NYSE Group or any of their respective Subsidiaries, or to compel Euronext, NYSE Group or any of their respective Subsidiaries to divest or hold separate any material portion of any business or of any

Annex II: Page 1

assets of Euronext, NYSE Group or any of their respective Subsidiaries, as a result of the Offer or the Merger or (iii) seeking to prohibit Holdco or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Euronext or its Subsidiaries or NYSE Group or its Subsidiaries except to the extent that NYSE Group is currently limited in its control of its “Regulated Subsidiaries” (as defined in the NYSE Group Organizational Documents).
(f)            Other Approvals.  (i) The authorization from the Comité des Establissements de Crédit et des Enterprises d’Investissement (CECEI) in accordance with the provisions of Article 2 of Règlement No. 96-16 dated December 20, 1996, as amended, shall have been obtained, and no objection shall have been stated by the AMF pursuant to the provisions of Articles 511-1 and 511-5 of the GRAMF; (ii) the SEC shall have approved the application under Rule 19b-4 of the Exchange Act submitted by NYSE Group and/or its applicable Subsidiaries in connection with the transactions contemplated by the Agreement; (iii) the Dutch Minister of Finance shall have issued a declaration of no objection pursuant to section 26a of the Dutch Act on the Supervision of the Securities Business allowing Holdco to acquire the Euronext Shares; (iv) review and approval of the proposed transaction by the Dutch Minister of Finance and the AMF pursuant to the formal exchange recognition granted to Euronext and Euronext Amsterdam N.V. pursuant to Section 22 of the Dutch Act on the Supervision of the Securities Trade 1995; (v) the French Minister of Economy shall have confirmed that the filing and the completion of the Offer will not trigger an objection under article 441-1 of the Code Monetaire et Financier; (vi) the authorization of the College of Regulators shall have been obtained and (vii) there shall have been obtained or made all other consents, approvals and actions of, filings with and notices to any Governmental Entity required of NYSE Group, Euronext or any of their Subsidiaries to consummate the Offer and the Merger, the issuance of Holdco Common Stock in the Offer or the Merger and the other transactions contemplated by the Agreement (including any necessary amendments to existing exchange licenses and recognitions), the failure of which to be obtained, made or taken, individually or in the aggregate, would reasonably be expected to have a Substantial Detriment to Holdco, NYSE Group or Euronext, and such consents, approvals and actions shall have been obtained on terms that, individually or in the aggregate, would not reasonably be expected to have a Substantial Detriment to Holdco, NYSE Group or Euronext and its Subsidiaries.

II.            Conditions Waivable by NYSE Group. Notwithstanding any other provisions of the Agreement, Holdco shall not file or commence the Offer pursuant to Article I of the Agreement unless each of the following conditions shall be satisfied (or waived by NYSE Group):

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Euronext set forth in Sections 6.2(b) (Capitalization) and 6.2(c) (Company Authority) of the Agreement shall be true and correct in all material respects at and as of the date of the Agreement and at and as of the date of the commencement of the Offer with the same effect as if made at and as of such date of commencement (or if such

Annex II: Page 2

representation expressly speaks as of an earlier date, as of such earlier date), (ii) each of the other representations and warranties of Euronext set forth in the Agreement (reading such representations and warranties without regard to any materiality or Material Adverse Effect qualifications contained therein) shall be true and correct in all respects at and as of the date of the Agreement and at and as of the date of the commencement of the Offer with the same effect as if made at and as of such date of commencement (or if such representation expressly speaks as of an earlier date, as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Euronext; provided that, solely for purposes of this clause (ii) and not for purposes of clause (iii) below, the term “Subsidiaries” in the representations and warranties of Euronext set forth in Section 6.2(d) shall be deemed to include Joint Ventures, and (iii) NYSE Group shall have received a certificate dated as of the date of the commencement of the Offer, signed on behalf of Euronext by the Chief Executive Officer of Euronext, certifying the matters set forth in clauses (i) and (ii) of this paragraph II.(a).
(b)           Covenants.  (i) Euronext shall have performed and complied with in all material respects each agreement and covenant required to be performed by it under the Agreement on or prior to the commencement of the Offer and (ii) NYSE Group shall have received a certificate dated as of the date of the commencement of the Offer, signed on behalf of Euronext by the Chief Executive Officer of Euronext, certifying the matters set forth in clause (i) of this paragraph II.(b).
(c)           Change in Recommendation.  Neither Euronext Board nor any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to the transactions contemplated by this Agreement, to NYSE Group or to Holdco, the Euronext Recommendation or shall have failed to make the Euronext Recommendation, (ii) approved or recommended any Acquisition Proposal for Euronext or entered into or publicly announced its intention to enter into any agreement or agreement in principle with respect to any Acquisition Proposal for Euronext, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to any Acquisition Proposal for Euronext after ten (10) business days following receipt thereof has elapsed for the Euronext Boards or any committee thereof to review and make a recommendation with respect thereto.
(d)           Supplemental IRS Ruling or Tax Opinion.  NYSE Group shall have received a supplemental private letter ruling from the IRS or an opinion of Wachtell, Lipton, Rosen & Katz, in either case, substantially to the effect that the consummation of the Offer and the Merger will not adversely affect the rulings contained in the IRS Ruling.
(e)           Tax Opinion.  NYSE Group shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated as of the date of the filing of the Offer with the AMF, on the basis of representations and assumptions set forth or referred to in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon

Annex II: Page 3

representations and covenants, including those contained in certificates of officers of Holdco, NYSE Group, Merger Sub or others requested by counsel.

III.           Conditions Waivable by Euronext.  Notwithstanding any other provisions of the Agreement, Holdco shall not file or commence the Offer pursuant to Article I of the Agreement unless each of the following conditions shall be satisfied (or waived by Euronext):

(a)           Representations and Warranties.  (i) Each of the representations and warranties of NYSE Group set forth in Sections 6.1(b) (Capitalization) and 6.1(c) (Corporate Authority) of the Agreement shall be true and correct in all material respects at and as of the date of the Agreement and at and as of the date of the commencement of the Offer with the same effect as if made at and as of such date of commencement (or if such representation expressly speaks as of an earlier date, as of such earlier date), (ii) each of the other representations and warranties of NYSE Group set forth in the Agreement (reading such representations and warranties without regard to any materiality or Material Adverse Effect qualifications contained therein) shall be true and correct in all respects at and as of the date of the Agreement and at and as of the date of the commencement of the Offer with the same effect as if made at and as of such date of commencement (or if such representation expressly speaks as of an earlier date, as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on NYSE Group, and (iii) Euronext shall have received a certificate dated as of the date of the commencement of the Offer, signed on behalf of NYSE Group by the Chief Executive Officer of NYSE Group, certifying the matters set forth in clauses (i) and (ii) of this paragraph III.(a).
(b)           Covenants.  (i) NYSE Group shall have performed and complied with in all material respects each agreement and covenant required to be performed by it under the Agreement on or prior to the commencement of the Offer and (ii) Euronext shall have received a certificate dated as of the date of the commencement of the Offer, signed on behalf of NYSE Group by the Chief Executive Officer of NYSE Group, certifying the matters set forth in clause (i) of this paragraph III.(b).
(c)           Change in Recommendation.  Neither the Board of Directors of NYSE Group nor any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to the transactions contemplated by this Agreement, to Euronext or to Holdco, the NYSE Group Recommendation or shall have failed to make the NYSE Group Recommendation, (ii) approved or recommended any Acquisition Proposal for NYSE Group or entered into or publicly announced its intention to enter into any agreement or agreement in principle with respect to any Acquisition Proposal for NYSE Group, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to any Acquisition Proposal for NYSE Group after ten (10) business days following receipt thereof has elapsed for the Board of Directors of NYSE Group or any committee thereof to review and make a recommendation with respect thereto.

Annex II: Page 4

ANNEX III:
Conditions to the Completion of the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Holdco’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Holdco shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Holdco’s obligation to pay for or return tendered Euronext Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Euronext Shares unless each of the following conditions shall be satisfied (or, in the case of (b), waived by NYSE Group):

(a)           Minimum Condition.  The Minimum Condition shall have been satisfied.
(b)           Article 232-11 of the GRAMF.  Holdco shall not have withdrawn the Offer in accordance with the provisions of (i) Article 232-11 of the GRAMF and (ii) this Agreement (including, without limitation, Section 9.5).

Annex III: Page 1

EXHIBIT A:
Form of Amended and Restated Certificate of Incorporation of Holdco

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
NYSE EURONEXT

NYSE Euronext, a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies as follows:

1.            The name of this corporation is NYSE Euronext.  The original Certificate of Incorporation was filed on May 22, 2006.

2.             This Amended and Restated Certificate of Incorporation, which was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is NYSE Euronext (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, in the City of Dover, Suite 101, County of Kent, State of Delaware 19904.  The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

STOCK

Section 1.  Authorized Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion, two-hundred million (1,200,000,000), consisting of eight-hundred million (800,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and four-hundred million (400,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 2.               Preferred Stock.  The board of directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights of the shares of each such series, if any, and any qualifications, limitations or restrictions thereof, including without limitation the following:

(1)           the distinctive serial designation of such series that shall distinguish it from other series;

(2)           whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(3)           whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(4)           the amount or amounts, if any, which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(5)           the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at

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the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(6)           the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(7)           whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto;

(8)           whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter; and

(9)           any other relative rights, powers, preferences, qualifications, restrictions and limitations of this series.

For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board and approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of stock of the Corporation entitled to vote thereon, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

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Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of any such series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the certificate of designations relating to such series of Preferred Stock, or pursuant to the DGCL as then in effect.

Section 3.               Options, Warrants and Other Rights.  The Board is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board and set forth in one or more agreements or instruments.  Among other things and without limitation, such terms and conditions may provide for the following:

(1)           adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government (each, a “Person”) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(2)           restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

(3)           permitting the Board (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This Section 3 shall not be construed in any way to limit the power of the Board to create and issue options, warrants or other rights.

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Section 4.               Transfer Restrictions on Certain Common Stock.

(A)              Any share of Common Stock issued in the Merger (each, a “NYSE Group Share”), as defined in, and to be effected pursuant to, the Combination Agreement, dated June 1, 2006, by and among NYSE Group, Inc., Euronext N.V., the Corporation and Jefferson Merger Sub, Inc., shall be subject to the following restriction on Transfer if the share of common stock, par value $0.01 per share, of NYSE Group, Inc. (“NYSE Group Common Stock”) for which the NYSE Group Share was issued was subject to restrictions on Transfer immediately prior to the Merger pursuant to the Amended and Restated Certificate of Incorporation of NYSE Group, Inc., in each case as follows:

(1)           if the NYSE Group Share was issued in respect of a Year 1 NYSE Share, as defined in the Amended and Restated Certificate of Incorporation of NYSE Group, Inc. (such NYSE Group Share, a “Year 1 NYSE Group Share”), then neither any record owner nor any beneficial owner of such NYSE Group Share may Transfer (as defined below) such NYSE Group Share until March 7, 2007;

(2)           if the NYSE Group Share was issued in respect of a Year 2 NYSE Share, as defined in the Amended and Restated Certificate of Incorporation of NYSE Group, Inc. (such NYSE Group Share, a “Year 2 NYSE Group Share”), then neither any record owner nor any beneficial owner of such NYSE Group Share may Transfer (as defined below) such NYSE Group Share until March 7, 2008; and

(3)           if the NYSE Group Share was issued in respect of a Year 1 NYSE Share, as defined in the Amended and Restated Certificate of Incorporation of NYSE Group, Inc. (such NYSE Group Share, a “Year 3 NYSE Group Share”), then neither any record owner nor any beneficial owner of such NYSE Group Share may Transfer (as defined below) such NYSE Group Share until March 7, 2009;

(B)               Notwithstanding anything to the contrary in Section 4(A) of this Article IV:

(1)           the Board may, from time to time in its sole discretion, Release (as such term is defined below) any Transfer restriction set forth herein from any number of NYSE Group Shares, on terms and conditions and in ratios and numbers to be fixed by the Board in its sole discretion;

(2)           if any Transfer restriction imposed on any Other Shares pursuant to the Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among General Atlantic and the NYSE, or the Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among Goldman Sachs and the NYSE (in each case, as amended from time to time and together, the “Support and Lock-Up Agreements”), is Released, then the same Transfer restriction shall simultaneously be Released from a number of NYSE Group Shares that are subject to such Transfer restriction under the Lock-Up held by each registered owner equal to the product (rounded up to the nearest whole share) obtained by multiplying (a) the aggregate number of NYSE Group Shares that are subject to such Transfer restriction under the Lock-Up held by such registered owner by (b) a fraction, the numerator of which shall be the number of Other Shares that were so Released and the denominator of which shall be

5

the aggregate number of Other Shares that were subject to such Transfer restriction immediately prior to such Release (with the aggregate number of NYSE Group Shares so released to be allocated among the record owners of NYSE Group Shares pro rata based on the number of NYSE Group Shares held by such record owners);

(3)           in the case of any NYSE Group Share that is beneficially owned solely by one or more natural person(s), all Transfer restrictions set forth herein shall be Released from such NYSE Group Share upon the death of the last to die of all of such persons;

(4)           Section 4(A) of this Article IV shall not prohibit a record or beneficial owner of a NYSE Group Share from Transferring such NYSE Group Share to:

(a) if such owner is an entity (including a corporation, partnership, limited liability company or limited liability partnership), (i) any Person of which such owner directly or indirectly owns all of the common voting and equity interest, (ii) any Person that directly or indirectly owns all of the common voting and equity interest of such owner, (iii) any other entity if a Person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity, (iv) the equityholders of such owner (including stockholders, partners or members of such holder) upon a bona fide liquidation or dissolution of such owner, and (v) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent; and

(b) if such owner is a natural person, (i) any Family Member of such owner, (ii) any trust or foundation solely for the benefit of such owner and/or such owner’s Family Members (such trust or foundation, a “Qualified Trust”), and (iii) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

(5)           Section 4(A) of this Article IV shall not prohibit the trustee of a Qualified Trust which is the record owner of a NYSE Group Share from Transferring such NYSE Group Share to any beneficiary of such Qualified Trust (including a trust for the benefit of such beneficiary) or Transferring such NYSE Group Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such Qualified Trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument;

(6)           Section 4(A) of this Article IV shall not prohibit a record or beneficial owner of a NYSE Group Share from pledging or hypothecating, or granting a security interest in, such NYSE Group Share, or Transferring such NYSE Group Share as a result of any bona fide foreclosure resulting therefrom;

(7)           in the case of a NYSE Group Share issued in respect of a share of NYSE Group Common Stock held by the fiduciary of the estate of a deceased person, Section 4(A) of this Article IV shall not prohibit such fiduciary from Transferring such share of NYSE Group Common Stock to the one or more beneficiaries of such estate

6

(including a trust for the benefit of such beneficiaries) or Transferring such NYSE Group Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased person;

provided that, if a record or beneficial owner of a NYSE Group Share makes any Transfer permitted under paragraph (4), (5), (6) or (7) of this Section 4(B) of Article IV, (x) each NYSE Group Share so Transferred shall continue to be bound by the terms of this Certificate of Incorporation, including the restrictions on Transfer set forth in this Certificate of Incorporation; and (y) the NYSE Group Shares so Transferred shall be comprised of a number of Year 1 NYSE Group Shares, Year 2 NYSE Group Shares and Year 3 NYSE Group Shares in the same proportion that such owner held of such NYSE Group Shares immediately prior to such Transfer; provided that, in no event shall any fractional NYSE Group Share be Transferred, and in lieu thereof, the Corporation may, in its discretion, round up or round down any of the number of Year 1 NYSE Group Shares, Year 2 NYSE Group Shares and/or Year 3 NYSE Group Shares so Transferred.

Any record or beneficial owner of a NYSE Group Share that seeks to Transfer a NYSE Group Share pursuant to this Section 4(B) must, upon the Corporation’s request, provide information to the Corporation that any such Transfer qualifies as a permitted Transfer under this Section 4(B), and any good-faith determination of the Corporation that a particular Transfer so qualifies or does not so qualify shall be conclusive and binding.

(C)               The following terms shall have the meanings set forth below:

“Transfer” means (with its cognates having corresponding meanings), with respect to any NYSE Group Share, any direct or indirect assignment, sale, exchange, transfer, tender or other disposition of such NYSE Group Share or any interest therein, whether voluntary or involuntary, by operation of law or otherwise (and includes any sale or other disposition in any one transaction or series of transactions and the grant or transfer of an option or derivative security covering such NYSE Group Share), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that a “Transfer” shall not occur simply as a result of (i) a Qualified Change of Control of the record or beneficial owner of such NYSE Group Share or (ii) the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Qualified Change of Control” means, with respect to any record or beneficial owner of a share of Common Stock, any transaction involving (a) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination or consolidation) of more than fifty percent (50%) of the total outstanding voting securities of such owner or any tender offer or exchange offer that results in another person (or the shareholders of such other person) beneficially owning more than fifty percent (50%) of the total outstanding voting securities of such owner; or (b) any sale, exchange, transfer or other disposition of more than fifty percent (50%) of the assets of such owner and its

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subsidiaries, taken together as whole; provided, however, that the fair market value of all of the shares of Common Stock held or beneficially owned by such owner and its subsidiaries, taken together as a whole, must be less than one-half of one percent of the fair market value of all of the assets of such owner and its subsidiaries, taken together as a whole, at the time of such transaction.  Any such owner must, upon the Corporation’s request, provide information to the Board that any such transaction qualifies as a Qualified Change of Control, and any good-faith determination of the Corporation that a particular transaction qualifies or does not qualify as a Qualified Change of Control shall be conclusive and binding.

“Release” means, with respect to any Transfer restriction on any NYSE Group Share imposed pursuant to Section D of this Article IV, any action or circumstance as a result of which such Transfer restriction imposed on such NYSE Group Share is removed (and its cognates shall have a corresponding meaning).

“Other Shares” means the shares of Common Stock issued in respect of shares of NYSE Group Common Stock that was subject to restrictions on transfer as of immediately prior to the Merger pursuant to (1) the Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among General Atlantic Partners 77, L.P., GAP-W Holdings, L.P., Gapstar, LLC, GAP Coinvestment Partners II, L.P. and GAPCO GMBH & CO. KG (as such agreement may be amended from time to time) or (2) the Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among GS Archipelago Investment, L.L.C., SLK-Hull Derivatives LLC and Goldman Sachs Execution and Clearing, L.P (as such agreement may be amended from time to time).

“Family Member” means, with respect to any owner of a NYSE Group Share, such owner’s spouse, domestic partner, children, stepchildren, children-in-law, grandchildren, parents, stepparents, parents-in-law, grandparents, brothers, stepbrothers, brothers-in-law, sisters, stepsisters, sisters-in-law, uncles, aunts, cousins, nephews and nieces.

(D)              The restrictions on Transfer set forth in this Section 4 of Article IV shall be referred to as the “Lock-Up.”  If any NYSE Group Share shall be represented by a certificate, a legend shall be placed on such certificate to the effect that such NYSE Group Share is subject to the Lock-Up, which legend shall be removed from a certificate upon the occurrence of the Lock-Up Expiration Date with respect to all of the NYSE Group Shares represented by such certificate.  Such legend shall also be placed on any certificate representing securities issued subsequent to the original issuance of NYSE Group Shares in the Merger and in respect thereof as a result of any stock dividend, stock split or other recapitalization, to the extent that such securities shall be represented by certificates.  Such legends will be removed from the certificates representing such shares of Common Stock and any other securities when, and to the extent that, such Transfer restrictions set forth herein are no longer applicable to any of the shares represented by such certificates.  If any

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NYSE Group Shares or securities issued in respect thereof shall not be represented by certificates, then the Company reserves the right to require that an analogous notification or restriction be used in respect of such NYSE Group Shares or securities that are subject to the Lock-Up. Upon the Release of any Transfer restriction from any of the NYSE Group Shares or any securities issued in a subsequent issuance in respect thereof as a result of any stock dividend, stock split or other recapitalization, if the Board shall have designated prior to such Release a particular broker or brokers and/or the particular manner of the Transfer of such shares to be Released, such shares shall be Transferred only through such broker and in such manner as designated by the Board. In furtherance, and not in limitation, of the foregoing, the Board may require, as a condition to the Release, that all such Released NYSE Group Shares be sold through an underwritten offering registered under the United States Securities Act of 1933, as amended (and that any sale will apply (i) first, to such owner’s Year 1 NYSE Group Shares, (ii) second, to such owner’s Year 2 NYSE Group Shares and (iii) third, to such owner’s Year 3 NYSE Group Shares), and that if an owner does not Transfer such owner’s NYSE Group Shares pursuant to such registered offering, then such holder’s NYSE Group Shares shall not be Released prior to the scheduled Lock-Up Expiration Date, unless the Board shall Release such NYSE Group Shares on a later occasion. Unless otherwise determined by the Board, all fees and commissions payable to any broker or underwriter in connection with such Transfer shall be borne by the owners of Common Stock participating in such Transfer, pro rata based on the relative number of shares of Common Stock of such holder in such Transfer.

(E)               The Corporation shall not register the purported Transfer of any shares of stock of the Corporation in violation of the restrictions imposed by this Section 4 of Article IV.

ARTICLE V

LIMITATIONS ON VOTING AND OWNERSHIP

Section 1.               Voting Limitation.

(A)              Notwithstanding any other provision of this Certificate of Incorporation, (1) no Person, either alone or together with its Related Persons (as defined below), as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than 10% of the then outstanding votes entitled to be cast on such matter, without giving effect to this Article V (such threshold being hereinafter referred to as the “Voting Limitation”), and the Corporation shall disregard any such votes purported to be cast in excess of the Voting Limitation; and (2) if any Person, either alone or together with its Related Persons, is party to any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or together with its Related Persons, under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating

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thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter) (the “Recalculated Voting Limitation”), then the Person, either alone or together with its Related Persons, shall not be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person, either alone or together with its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than the Recalculated Voting Limitation, and the Corporation shall disregard any such votes purported to be cast in excess of the Recalculated Voting Limitation.

The Voting Limitation and the Recalculated Voting Limitation, as applicable, shall apply to each Person unless and until: (i) such Person shall have delivered to the Board a notice in writing, not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to any vote, of such Person’s intention, either alone or together with its Related Persons, to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, in excess of the Voting Limitation or the Recalculated Voting Limitation, as applicable; (ii) the Board shall have resolved to expressly permit such voting; (iii) such resolution shall have been filed with, and approved by, the Securities and Exchange Commission (the “SEC”) under Section 19(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall have become effective thereunder; and (iv) such resolution shall have been filed with, and approved by, each European Regulator having appropriate jurisdiction and authority.  Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution pursuant to clause (ii) of this Section 1(A) of Article V unless the Board shall have determined that:

(w) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the ability of either the Corporation or any of the New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., Archipelago Exchange, L.L.C., the Pacific Exchange, Inc. or PCX Equities, Inc. (each, a “Regulated Subsidiary” and together, the “Regulated Subsidiaries”) to discharge their respective responsibilities under the Exchange Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Subsidiaries;

(x) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act or the ability of the European Regulators to enforce the European Exchange Regulations;

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(y) in the case of a resolution to approve the exercise of voting rights in excess of 20% of the then outstanding votes entitled to be cast on such matter, (1) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act); (2) for so long as the Corporation directly or indirectly controls the Pacific Exchange, Inc. (“PCX”) or PCX Equities, Inc. (“PCX Equities”) or any facility of PCX, neither such Person nor any of its Related Persons is an ETP Holder (as defined in the PCX Equities rules of PCX, as such rules may be in effect from time to time) of PCX Equities (any such Person that is a Related Person of an ETP Holder shall hereinafter also be deemed to be an “ETP Holder” for purposes of this Certificate of Incorporation, as the context may require) or an OTP Holder or OTP Firm (each as defined in the rules of PCX, as such rules may be in effect from time to time) of PCX (any such Person that is a Related Person of an OTP Holder or OTP Firm shall hereinafter also be deemed to be an “OTP Holder” or “OTP Firm”, as appropriate, for purposes of this Certificate of Incorporation, as the context may require); and (3) for so long as the Corporation directly or indirectly controls New York Stock Exchange LLC or NYSE Market, Inc., neither such Person nor any of its Related Persons is a “member” or “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) (any such Person that is a Related Person of such member or member organization shall hereinafter also be deemed to be a “Member” for purposes of this Certificate of Incorporation, as the context may require); and

(z) in the case of a resolution to approve the entering into of an agreement, plan or other arrangement under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 20% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter), (1) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act); (2) for so long as the Corporation directly or indirectly controls the Pacific Exchange, Inc. or PCX Equities, Inc. or any facility of PCX, neither such Person nor any of its Related Persons is an ETP Holder, OTP Holder or an OTP Firm; and (3) for so long as the Corporation directly or indirectly controls New York Stock Exchange LLC or NYSE Market, Inc., neither such Person nor any of its Related Persons is a Member.

(B)               In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole

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discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act, the European Exchange Regulations and the governance of the Corporation.

(C)               If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person (the “Record Owner”), this Section 1 of Article V shall be enforced against such Record Owner by limiting the votes entitled to be cast by such Record Owner in a manner that will accomplish the Voting Limitation and the Recalculated Voting Limitation applicable to such Person and its Related Persons.

(D)              This Section 1 of Article V shall not apply to (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act, with respect to which Section 1 of Article V shall apply).

(E)               For purposes of this Section 1 of Article V, no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person’s Related Persons has or shares the power to vote or direct the voting of such shares of stock as a result of (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act, with respect to which Section 1 of Article V shall apply), except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

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(F)               “European Regulator” shall mean any of the Dutch Minister of Finance, the French Minister of the Economy, the French Financial Market Authority (Autorité des Marchés Financiers), the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Comité des Establissements de Crédit et des Enterprises d’Investissement (CECEI), the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários — CMVM), the Financial Services Authority (FSA), or any other governmental securities regulator in any European country where the Company or any Subsidiary of the Company operates an exchange, in each case only to the extent that it has authority and jurisdiction in the particular context.

(G)               “European Exchange Regulations” shall mean the securities laws and regulations in effect in the European countries where the Company or any Subsidiary of the Company operates an exchange.

(H)              “Related Persons” shall mean with respect to any Person:

(i) any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Exchange Act);

(ii) any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation;

(iii) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

(iv) in the case of a Person that is a “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), any “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(v) in the case of a Person that is an OTP Firm, any OTP Holder that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(vi) in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as

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such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

(vii) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable;

(viii) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable;

(ix) in the case of a Person that is a “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), the “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); and

(x) in the case of a Person that is an OTP Holder, the OTP Firm with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act).

Section 2.               Ownership Concentration Limitation.

(A)              Except as otherwise provided in this Section 2 of Article V, no Person, either alone or together with its Related Persons, shall be permitted at any time to own beneficially shares of stock of the Corporation representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter (the “Concentration Limitation”).

(B)               The Concentration Limitation shall apply to each Person unless and until: (i) such Person shall have delivered to the Board a notice in writing, not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or together with its Related Persons) to exceed the Concentration Limitation, of such Person’s intention to acquire such ownership; (ii) the Board shall have resolved to expressly permit such ownership; (iii) such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Exchange Act and shall have become effective thereunder; and (iv) such resolution shall have been filed with, and approved by, each European Regulator having appropriate jurisdiction and authority.

(C)               Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution pursuant to clause (ii) of Section 2(B) of this Article V unless the Board shall have determined that:

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(1)           such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the ability of any of the Regulated Subsidiaries to discharge its responsibilities under the Exchange Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Subsidiaries;

(2)           such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act or the ability of the European Regulators to enforce the European Exchange Regulations.  In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act, the European Exchange Regulations and the governance of the Corporation;

(3)           neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act);

(4)           for so long as the Corporation directly or indirectly controls PCX or PCX Equities or any facility of PCX, neither such Person nor any of its Related Persons is an ETP Holder or an OTP Holder or OTP Firm; and

(5)           for so long as the Corporation directly or indirectly controls New York Stock Exchange LLC or NYSE Market, Inc., neither such Person nor any of its Related Persons is a Member.

(D)              Unless the conditions specified in Section 2(B) of this Article V are met, if any Person, either alone or together with its Related Persons, at any time beneficially owns shares of stock of the Corporation in excess of the Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent funds are legally available therefor, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own shares of stock of the Corporation representing in the aggregate no more than 20% of the then outstanding votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

(E)               Nothing in this Section 2 of Article V shall preclude the settlement of transactions entered into through the facilities of New York Stock Exchange LLC; provided, however, that, if any Transfer of any shares of stock of the Corporation shall cause any Person, either alone or together with its Related Persons, at any time to beneficially own shares of stock of the Corporation in excess of the Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, shares of stock of the Corporation as specified in Section 2(D) of this Article V.

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(F)               If any share of Common Stock shall be represented by a certificate, a legend shall be placed on such certificate to the effect that such share of Common Stock is subject to the Concentration Limitations as set in Section 2 of this Article V.  If the shares of Common Stock shall be uncertificated, a notice of such restrictions and limitations shall be included in the statement of ownership provided to the holder of record of such shares of Common Stock.

Section 3.               Procedure for Repurchasing Stock.

(A)              In the event the Corporation shall repurchase shares of stock (the “Repurchased Stock”) of the Corporation pursuant to any provision of Article IV or this Article V, notice of such repurchase shall be given by first class mail, postage prepaid, mailed not less than 5 business nor more than 60 calendar days prior to the repurchase date, to the holder of the Repurchased Stock, at such holder’s address as the same appears on the stock register of the Corporation.  Each such notice shall state:  (1) the repurchase date; (2) the number of shares of Repurchased Stock to be repurchased; (3) the aggregate repurchase price, which shall equal the aggregate par value of such shares; and (4) the place or places where such Repurchased Stock is to be surrendered for payment of the aggregate repurchase price.  Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the repurchase of Repurchased Stock.  From and after the repurchase date (unless default shall be made by the Corporation in providing funds for the payment of the repurchase price), shares of Repurchased Stock which have been repurchased as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Repurchased Stock as a stockholder of the Corporation (except the right to receive from the Corporation the repurchase price against delivery to the Corporation of evidence of ownership of such shares) shall cease.  Upon surrender in accordance with said notice of evidence of ownership of Repurchased Stock so repurchased (properly assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be repurchased by the Corporation at par value.

(B)               If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Article V shall be enforced against such Record Owner by requiring the sale of shares of stock of the Corporation held by such Record Owner in accordance with this Article V, in a manner that will accomplish the Concentration Limitation applicable to such Person and its Related Persons.

Section 4.               Right to Information; Determinations by the Board. The Board shall have the right to require any Person and its Related Persons that the Board reasonably believes (i) to be subject to the Voting Limitation or the Recalculated Voting Limitation, (ii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shares of stock of the Corporation entitled to vote on any matter in excess of the Concentration Limitation, or (iii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or together with its Related Persons, has not reported to the Corporation, to provide to the Corporation, upon the Board’s request, complete information as to all shares of stock of the

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Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this Articles V as may reasonably be requested of such Person and its Related Persons.  Any constructions, applications or determinations made by the Board pursuant to Articles V in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.

ARTICLE VI

BOARD OF DIRECTORS

Section 1.               Powers of the Board — General. The business and affairs of the Corporation shall be managed by or under the direction of the Board.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The Board is authorized to adopt, amend or repeal bylaws of the Corporation.

Section 2.               Power to Call and Postpone Stockholder Meetings.

(A)              Special meetings of stockholders of the Corporation may be called at any time by, but only by, (1) the Board acting pursuant to a resolution adopted by a majority of the Board, (2) the Chairman of the Board, (3) the Deputy Chairman of the Board, (4) the Chief Executive Officer of the Corporation or (4) the Deputy Chief Executive Officer of the Corporation, in each case, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

(B)               Any meeting of stockholders may be postponed by action of the Board at any time in advance of such meeting.  The Board shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board to the chairman of such meeting either in such rules and regulations or pursuant to the bylaws of the Corporation.

Section 3.               Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Directors then in office.

Section 4.               Election of Directors. The directors shall be elected by the stockholders at each annual meeting of stockholders (or any adjournment or continuation thereof) at which a quorum is present, to hold office until the next annual meeting of stockholders, but shall continue to serve despite the expiration of the director’s term until their respective successors are duly elected and qualified.  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

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Section 5.               Removal of Directors.  Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of the directors.

Section 6.               Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) may be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  Any director appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 7.               Directors Selected by Holders of Preferred Stock. Notwithstanding anything to the contrary contained in this Article VI, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number of directors fixed pursuant to a resolution of the Board.  Except as otherwise provided in the terms of such class or series, (a) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election; and (b) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

Section 8.               Considerations of the Board.  In taking any action, including action that may involve or relate to a change or potential change in the control of the Corporation, a director of the Corporation may consider, among other things, both the long-term and short-term interests of the Corporation and its stockholders and the effects that the Corporation’s actions may have in the short term or long term upon any one or more of the following matters:

(1)           the prospects for potential growth, development, productivity and profitability of the Corporation and its subsidiaries;

(2)           the current employees of the Corporation or its subsidiaries;

(3)           the employees of the Corporation or its subsidiaries and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Corporation or its subsidiaries;

(4)           the customers and creditors of the Corporation or its subsidiaries;

(5)           the ability of the Corporation and its subsidiaries to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which they do business;

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(6)           the potential impact on the relationships of the Corporation or its subsidiaries with regulatory authorities and the regulatory impact generally; and

(7)           such other additional factors as a director may consider appropriate in such circumstances.

In discharging his or her responsibilities as a member of the Board, each director also must, to the fullest extent permitted by applicable law, take into consideration the effect that the Corporation’s actions would have on the ability of the Regulated Subsidiaries to carry out their responsibilities under the Exchange Act and on the ability of the Regulated Subsidiaries and the Corporation (i) to engage in conduct that fosters and does not interfere with the Regulated Subsidiaries’ and the Corporation’s ability to prevent fraudulent and manipulative acts and practices in the securities markets; (ii) to promote just and equitable principles of trade in the securities markets; (iii) to foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; (iv) to remove impediments to and perfect the mechanisms of a free and open market in securities and a U.S. national securities market system; and (v) in general, to protect investors and the public interest.  In discharging his or her responsibilities as a member of the Board or as an officer or employee of the Corporation, each such director, officer or employee shall (x) comply with the U.S. federal securities laws, the European Exchange Regulations and the rules and regulations thereunder, (y) cooperate with the SEC and the European Exchange Regulators and (z) cooperate with the Regulated Subsidiaries pursuant to and to the extent of  their regulatory authority.  Nothing in this Section 8 of Article VI shall create any duty owed by any director, officer or employee of the Corporation to any Person to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters.  No employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against any director, officer or employee of the Corporation or the Corporation under this Section 8 of Article VI.

ARTICLE VII

STATUTORY DISQUALIFICATION

No person that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) may be a director or officer of the Corporation.

ARTICLE VIII

STOCKHOLDER ACTION

Section 1.               No Action by Written Consent.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2.               Quorum.  At each meeting of stockholders of the Corporation, except where otherwise required by law or this Certificate of Incorporation, the holders of a

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majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum (it being understood that any shares in excess of the Voting Limitation or the Recalculated Voting Limitation shall not be counted as present at the meeting and shall not be counted as outstanding shares of stock of the Corporation for purposes of determining whether there is a quorum, unless and only to the extent that the Voting Limitation or the Recalculated Voting Limitation, as applicable, shall have been duly waived pursuant to Section 1 or Section 2 of Article V).  For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the voting power of the outstanding shares of such class or classes entitled to vote, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter.  In the absence of a quorum of the holders of any class of stock of the Corporation entitled to vote on a matter, the meeting of such class may be adjourned from time to time until a quorum of such class shall be so present or represented.  Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity, provided, further, that any such shares of the Corporation’s own capital stock held by it in a fiduciary capacity shall be voted by the person presiding over any vote in the same proportions as the shares of capital stock held by the other stockholders are voted (including any abstentions from voting).

If this Certificate of Incorporation provides for more or less than one vote for any share of stock of the Corporation on any matter or to the extent a stockholder is prohibited pursuant to this Certificate of Incorporation from casting votes with respect to any shares of stock of the Corporation, every reference in the bylaws of the Corporation to a majority or other proportion of shares of stock of the Corporation shall refer to such majority or other proportion of the aggregate votes of such shares of stock, taking into account any greater or lesser number of votes as a result of the foregoing.

Section 3.               Amendment of Bylaws.  Stockholders may amend or repeal the Bylaws of the Corporation only pursuant to Section 7.10(B) of the Bylaws.

ARTICLE IX

DIRECTOR LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

No amendment, modification or repeal of this Article IX shall adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.

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ARTICLE X

JURISDICTION

Section 1.               Submission to Jurisdiction of U.S. Courts and the SEC.  The Corporation, its directors and officers, and those of its employees whose principal place of business and residence is outside of the United States shall be deemed to irrevocably submit to the jurisdiction of the United States federal courts and the SEC for the purposes of any suit, action or proceeding pursuant to the United States federal securities laws and the rules and regulations thereunder, commenced or initiated by the SEC arising out of, or relating to, the activities of the Regulated Subsidiaries (and shall be deemed to agree that the Corporation may serve as the U.S. agent for purposes of service of process in such suit, action or proceeding), and the Corporation and each such director, officer or employee, in the case of any such director, officer or employee by virtue of his acceptance of any such position, shall be deemed to waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that it or they are not personally subject to the jurisdiction of the SEC, that such suit, action or proceeding is an inconvenient forum or that the venue of such suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or agency.

Section 2.               Submission to Jurisdiction of European Regulators.  The Corporation, its directors and officers and employees shall be deemed to irrevocably submit to the jurisdiction of the European Regulators and to courts in the capital city of the country of each such regulator for the purposes of any suit, action or proceeding pursuant to the European Exchange Regulations and the rules and regulations thereunder, commenced or initiated by the European Regulators arising out of, or relating to, the activities of the Corporation’s European subsidiaries, and the Corporation and each such director, officer or employee, in the case of any such director, officer or employee by virtue of his acceptance of any such position, shall be deemed to waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that it or they are not personally subject to the jurisdiction of the European Regulators, that such suit, action or proceeding is an inconvenient forum or that the venue of such suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or regulator.

ARTICLE XI

CONFIDENTIAL INFORMATION

To the fullest extent permitted by applicable law, all confidential information pertaining to the self-regulatory function of New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., the Pacific Exchange, Inc. and PCX Equities, Inc. (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of any of the Regulated Subsidiaries that shall come into the possession of the Corporation shall:  (x) not be made available to any Persons (other than as provided in the next sentence) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (y) be retained in confidence by the Corporation and the officers, directors, employees and agents of the

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Corporation; and (z) not be used for any commercial purposes.  Notwithstanding the foregoing sentence, nothing in this Certificate of Incorporation shall be interpreted so as to limit or impede the rights of the SEC or any of the Regulated Subsidiaries to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the SEC or the Regulated Subsidiaries.  The Corporation’s books and records shall be subject at all times to inspection and copying by (a) the SEC, (b) each of the European Regulators and (c) any Regulated Subsidiary; provided that, in the case of (c), such books and records are related to the operation or administration of such Regulated Subsidiary or any other Regulated Subsidiary over which such Regulated Subsidiary has regulatory authority or oversight. The Corporation’s books and records related to Regulated Subsidiaries shall be maintained within the United States.

For so long as the Corporation directly or indirectly controls any Regulated Subsidiary, the books, records, premises, officers, directors and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors and employees of such Regulated Subsidiaries for purposes of and subject to oversight pursuant to the Exchange Act.

ARTICLE XII

COMPLIANCE WITH SECURITIES LAWS; OTHER CONSIDERATIONS

Section 1.               The Corporation shall comply with the federal securities laws, the European Exchange Regulations and the rules and regulations thereunder and shall cooperate with the SEC, the European Regulators and the Regulated Subsidiaries pursuant to and to the extent of their respective regulatory authority, and shall take reasonable steps necessary to cause its agents to cooperate, with the SEC and the European Regulators and, where applicable, the Regulated Subsidiaries pursuant to their regulatory authority. No stockholder, employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against the Corporation or any director, officer or employee of the Corporation under this Section 1 of Article XII.

Section 2.               The Corporation shall take reasonable steps necessary to cause its officers, directors and employees, prior to accepting a position as an officer, director or employee, as applicable, of the Corporation to consent in writing to the applicability to them of Section 8 of Article VI, Article X, Article XI and Section 3 of this Article XII of this Certificate of Incorporation, as applicable, with respect to their activities related to any Regulated Subsidiary.

Section 3.               The Corporation, its directors, officers and employees shall give due regard to the preservation of the independence of the self-regulatory function of the Regulated Subsidiaries (to the extent of each Regulated Subsidiary’s self-regulatory function) and to obligations to investors and the general public and shall not take any actions that would interfere with the effectuation of any decisions by the board of directors or managers of the Regulated Subsidiaries relating to their regulatory functions (including disciplinary matters) or that would interfere with the ability of the Regulated Subsidiaries to carry out their respective responsibilities under the Exchange Act.

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ARTICLE XIII

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation, (a) the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Article V, Section 2, 6 or 8 of Article VI or Article VIII of this Certificate of Incorporation, (b) the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Section 4 of Article IV or this Article XIII of this Certificate of Incorporation, and (c) for so long as this Corporation shall control, directly or indirectly, any of the Regulated Subsidiaries, before any amendment or repeal of any provision of the Certificate of Incorporation of this Corporation shall be effective, such amendment or repeal shall be submitted to the boards of directors of the New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., the Pacific Exchange, Inc. and PCX Equities, Inc., and if any or all of such boards of directors shall determine that such amendment or repeal must be filed with or filed with and approved by the SEC under Section 19 of the Exchange Act and the rules promulgated thereunder before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with or filed with and approved by the SEC, as the case may be.

ARTICLE XIV

ENFORCEABILITY

If any provision of this Certificate of Incorporation is held to be illegal, invalid or unenforceable, (a) such provision shall be construed in such a manner to be legal, valid and enforceable to the maximum extent permitted under applicable law; (b) the legality, validity and enforceability of the remaining provisions of this Certificate of Incorporation shall not be affected or impaired thereby, and (c) the illegality, invalidity or unenforceability of a provision in a particular jurisdiction shall not invalidate or render illegal, invalid or unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, NYSE Euronext has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on                     ,                     .

NYSE EURONEXT

By
Name:
Title:

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EXHIBIT B
Form of Amended and Restated Bylaws of Holdco

EXHIBIT B

AMENDED AND RESTATED
BYLAWS
OF
NYSE EURONEXT
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

DATED AS OF                   ,

ARTICLE I.

OFFICES AND RECORDS

Section 1.1             Registered Office.  The registered office of NYSE Euronext (the “Corporation”) in the State of Delaware shall be established and maintained at the office of National Registered Agents, Inc., 160 Greentree Drive, in the City of Dover, Suite 101, County of Kent, State of Delaware 19904, and the National Registered Agents, Inc. shall be the registered agent of the Corporation in charge thereof.

Section 1.2             Other Offices.  The Corporation may have such other offices, either within or without the State of Delaware, at such places as the Board of Directors may from time to time designate or as the business of the Corporation may from time to time require.

Section 1.3             Books and Records.  The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II.

STOCKHOLDERS

Section 2.1             Annual Meetings.  An annual meeting of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting.  At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

Section 2.2             Special Meetings.  Special meetings of stockholders may be called at any time by, and only by, (a) the Board of Directors acting pursuant to a resolution adopted by a majority of the directors, (b) the Chairman of the Board of Directors, (c) the Deputy Chairman of the Board of Directors, (c) the Chief Executive Officer or (d) the Deputy Chief Executive

Officer, in each case, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

Section 2.3             Notice of Meetings.  Written notice, stating the place, day and hour of the meeting and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten (10) days nor more than sixty (60) days before the date of the meeting, except as otherwise provided herein or required by the Delaware General Corporation Law (the “DGCL”).  If mailed, such notice shall be deemed to have been given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Any previously scheduled meeting of the stockholders may be postponed, canceled or adjourned by resolution of the Board of Directors at any time in advance of the date previously scheduled for such meeting.

Section 2.4             Quorum and Adjournment.  Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the holders of a majority of the votes entitled to be cast by the holders of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  The chairman of the meeting or the holders of a majority of the votes so represented may adjourn the meeting from time to time, whether or not there is such a quorum.  No notice of the time and place of adjourned meetings need be given except as required by law.  At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed, but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.  The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.5             Organization.  Meetings of stockholders shall be presided over by such person or persons as the Board of Directors may have designated or, in the absence of such person, the Chairman or Deputy Chairman of the Board of Directors, if any, or in the absence of a Chairman or Deputy Chairman of the Board of Directors by the Chief Executive Officer or Deputy Chief Executive Officer, or in the absence of a Chief Executive Officer or Deputy Chief Executive Officer by an Executive Vice President, or in the absence of an Executive Vice President, by a chairman chosen at the meeting.  A Corporate Secretary, or in the absence of a Corporate Secretary an Assistant Corporate Secretary, shall act as secretary of the meeting, but in the absence of a Corporate Secretary and any Assistant Corporate Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

The order of business at each such meeting shall be as determined by the chairman of the meeting.  The chairman of the meeting shall have the right and authority to

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adjourn a meeting of stockholders without a vote of stockholders and to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting and are not inconsistent with any rules or regulations adopted by the Board of Directors pursuant to the provisions of the Certificate of Incorporation, including the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls for each item upon which a vote is to be taken.

Section 2.6             Inspectors of Elections; Opening and Closing the Polls.  Prior to any meeting of stockholders, the Board of Directors, the Chairman of the Board of Directors, the Deputy Chairman of the Board of Directors, the Chief Executive Officer or the Deputy Chief Executive Officer or any other officer designated by the Board of Directors shall appoint one or more inspectors, who shall have the powers and duties set forth in Section 231 of the DGCL as currently in effect or as the same may hereafter be amended or replaced, which inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspectors shall have the duties prescribed by law.  The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.7             Voting; Proxies.  Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question.  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.  A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with a Corporate Secretary.  Voting at meetings of stockholders need not be by written ballot unless so directed by the chairman of the meeting or the Board of Directors.  Subject to Section 3.2, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  In all other matters, unless otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the votes cast for or against the matter at the meeting by stockholders entitled to vote on the subject matter shall be the act of the stockholders.  Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority (or, in the case of an election of directors, a plurality) of the votes cast for or against the matter at the meeting by stockholders in that class or classes entitled to vote on the subject matter

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-shall be the act of such class or classes, except as otherwise required by law, the Certificate of Incorporation or these Bylaws.

Section 2.8             Stockholders Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by the DGCL, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date:  (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting and (2) in the case of any other action, shall not be more than sixty days prior to such other action.  If no record date is fixed:  (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.9             List of Stockholders Entitled to Vote.  A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the Corporation or at such other location as specified in the notice of the meeting.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

Section 2.10           Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(A)          Annual Meetings of Stockholders.

(1)           Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section.
(2)           For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this

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Section, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action.  For nominations, such notice must include the documentation necessary to determine whether the nominee is a U.S. Person or a European Person as of the date of such notice. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.
(3)           Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of

5

Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw.  In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(C)           General.

(1)           Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall not be presented for stockholder action and shall be disregarded.
(2)           For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(3)           Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw.  Nothing in this Bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 2.11           No Stockholder Action by Written Consent.  Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any

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action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE III.

BOARD OF DIRECTORS

Section 3.1             General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The number of directors on the Board of Directors as of immediately after the Effective Time (as defined in the Combination Agreement, dated as of June 1, 2006 (the “Combination Agreement”), by and among the Corporation, NYSE Group, Inc., Euronext N.V. and Jefferson Merger Sub, Inc.) shall be twenty (20); provided that the size of the Board of Directors may be changed and fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by two-thirds of the directors then in office.  For any given size of the Board of Directors, the “Minimum Threshold” of such Board of Directors shall equal the number of directors on the Board of Directors equal to the largest number of directors that nonetheless represents a minority of the total number of directors on the Board of Directors.  In addition to the powers and authorities expressly conferred upon them by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.  A director need not be a stockholder.

Section 3.2             Certain Qualifications for the Board of Directors.

(A)          In any election of directors, and subject to Section 3.4, the nominees whom shall be elected to the Board of Directors shall be nominees who receive the highest number of votes such that, immediately after such election, (1) European Persons as of such election shall constitute the Minimum Threshold of the Board of Directors and (2) U.S. Persons as of such election shall constitute a majority of the directors then in office.  Any nominee who is not elected in accordance with Section 3.2(A) of this Article III shall not be qualified to serve as a director and therefore shall not be elected to serve as a director.  A “European Person” shall mean, as of any particular date, any person whose domicile as of such date is a country in Europe and whose domicile for the twelve months ending on such date shall have been a country in Europe. A “U.S. Person” shall mean, as of any particular date, any person whose domicile as of such date is the United States and whose domicile for the twelve months ending on such date shall have been the United States.

(B)           The Nominating and Governance Committee shall nominate, and the Board of Directors shall propose, at each meeting of stockholders at which directors are elected, a slate of directors who, if elected, would meet the requirements of Section 3.2(A) of this Article III.

Section 3.3             Certain Qualifications for the Chairman and Chief Executive Officer.  Either (a) the Chairman of the Board of Directors shall be a U.S. Person and the Chief Executive Officer shall be a European Person, in each case, as of the most recent election of

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directors, or (b) the Chairman of the Board of Directors shall be a European Person and the Chief Executive Officer shall be a U.S. Person, in each case, as of the most recent election of directors.

Section 3.4             Independence Requirements.  The Chief Executive Officer of the Corporation and Deputy Chief Executive Officer may be members of the Board of Directors.  All members of the Board of Directors, other than the Chief Executive Officer and the Deputy Chief Executive Officer, shall satisfy the independence requirements for directors of the Corporation, as modified and amended by the Board of Directors from time to time.  The Chief Executive Officer and Deputy Chief Executive Officer shall be recused from deliberations of the Board of Directors, whether it is acting as the Board of Directors or as a committee of the Board of Directors, with respect to activities of any committee of the Board of Directors that is required to be comprised solely of directors that satisfy the independence requirements of the Corporation, as modified and amended by the Board of Directors from time to time.

Section 3.5             Election; Term of Office; Resignation.  Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any director may resign at any time upon written notice to the Board of Directors.  Such resignation shall take effect at the time specified therein (and if no time be specified, at the time of its receipt by the Board of Directors) and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.

Section 3.6             Vacancies.  Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director (and not by stockholders, unless there shall be no remaining directors).  If a vacancy results from the death, retirement, resignation, disqualification or removal from office of a U.S. Person or European Person as of the most recent election of directors, then the director chosen to fill such vacancy shall be a U.S. Person or European Person, respectively, as of the most recent election of directors.  If a vacancy results from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, then a European Person as of the most recent election of directors shall fill such vacancy if required in order for European Persons as of the most recent election of directors to represent the Minimum Threshold of the Board of Directors; otherwise, a U.S. Person as of the most recent election of directors shall fill such vacancy.  The directors chosen to fill any vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders, but shall continue to serve despite the expiration of the director’s term until his or her successor shall have been elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten or eliminate the term of any incumbent director.  Whenever the holders of any class or classes of stock or series thereof are entitled by the Certificate of Incorporation to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by, and only by, a majority of the directors elected by such class or classes or series then in office, or by the sole remaining director so elected.  If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

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Section 3.7             Removal.  Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by  the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of the Corporation’s capital stock entitled to vote in an election of directors, voting together as a single class.

Section 3.8             Meetings.  The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.  Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.  Regular meetings of the Board of Directors shall be held with substantially equal frequency in the United States and Europe.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by a Chairman of the Board, the Deputy Chairman of the Board, the Chief Executive Officer, Deputy Chief Executive Officer or a majority of the directors then in office, and shall be held at such place or places as may be determined by the Board of Directors.

Section 3.9             Notice.  Notice of any special meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, facsimile transmission, email or other electronic transmission or orally by telephone not later than twenty-four (24) hours prior to such meeting.  If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least four (4) days before such meeting; provided, that, any notice sent by U.S. mail to an address outside of the United States will also be sent by overnight mail or courier service to such director.  If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting; provided, that, any notice sent by U.S. mail to an address outside of the United States will also be sent by overnight mail or courier service to such director.  If by facsimile transmission, email or other electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twenty-four (24) hours before such meeting.  If by telephone or by hand delivery, the notice shall be given at least twenty-four (24) hours prior to the time set for the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting.  A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.3 of these Bylaws.

Section 3.10           Participation in Meetings by Conference Telephone Permitted.  Members of the Board of Directors, or any committee designated by the Board, shall be entitled to participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

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Section 3.11           Quorum; Vote Required for Action.  At each meeting of the Board of Directors, a whole number of directors equal to at least a majority of the total number of directors constituting the entire Board of Directors (including any vacancies) shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the Certificate of Incorporation or these Bylaws shall require a vote of a greater number.  The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.  In case at any meeting of the Board a quorum shall not be present, the members or a majority of the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

Section 3.12           Organization.  Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in the absence of a Chairman of the Board of Directors, by the Deputy Chairman of the Board, or in the absence of both the Chairman and the Deputy Chairman of the Board, a chairman chosen at the meeting; provided, however, that, if the Chairman of the Board of Directors or Deputy Chairman of the Board of Directors is also the Chief Executive Officer or Deputy Chief Executive Officer, he or she shall not participate in executive sessions of the Board of Directors.  If the Chairman of the Board of Directors is not the Chief Executive Officer or Deputy Chief Executive Officer, he or she shall act as a liaison officer between the Board of Directors and the Chief Executive Officer and Deputy Chief Executive Officer.  A Corporate Secretary, or in the absence of a Corporate Secretary an Assistant Corporate Secretary, shall act as secretary of the meeting, but in the absence of a Corporate Secretary and any Assistant Corporate Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 3.13           Action by Directors Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, then in office consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

Section 3.14           Compensation of Directors.  Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine.  No such payment shall preclude any director from serving the Corporation or any of its parents or subsidiaries in any other capacity and receiving compensation for such service.

ARTICLE IV.

COMMITTEES

Section 4.1             Committees of the Board of Directors.  The Board of Directors may from time to time designate one or more committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as

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alternate members who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.  Subject to the requirements of Section 4.4 of this Article IV, the Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.  Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

Section 4.2             Committee Procedures.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.  A majority of any committee may fix the time and place of its meetings, unless the Board of Directors shall otherwise provide.  Adequate provision shall be made for notice of such meetings to be given to members of the committees.

Section 4.3             Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business.  In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum.  The vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.4             Nominating and Governance Committee.  The Nominating and Governance Committee shall be comprised of an equal number of U.S. Persons and European Persons as of the most recent election of directors.

ARTICLE V.

OFFICERS; EMPLOYEES

Section 5.1             Officers and Chairmen; Election or Appointment.  The Board of Directors shall take such action as may be necessary from time to time to ensure that the Corporation has such officers as are necessary, under Section 5.1 of these Bylaws and the DGCL as currently in effect or as the same may hereafter be amended, to enable it to sign stock certificates.  In addition, the Board of Directors at any time and from time to time may elect (i) a Chairman of the Board of Directors from among its members, (ii) a Deputy Chairman of the

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Board of Directors from among its members, (ii) a Chief Executive Officer, a Deputy Chief Executive Officer, one or more Presidents and/or one or more Chief Financial Officers, (iii) one or more Executive Vice Presidents, one or more Corporate Secretaries and/or (iv) one or more other officers, in the case of each of (i), (ii), (iii) and (iv) if and to the extent the Board deems desirable.  The Board of Directors may give any officer such further designations or alternate titles as it considers desirable.  In addition, the Board of Directors at any time and from time to time may authorize any officer of the Corporation to appoint one or more officers of the kind described in clauses (iii) and (iv) above.  Any number of offices may be held by the same person and directors may hold any office unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 5.2             Term of Office; Resignation; Removal; Vacancies.  Unless otherwise provided in the resolution of the Board of Directors electing or authorizing the appointment of any officer, each officer shall hold office until his or her successor is elected or appointed and qualified or until his or her earlier resignation or removal.  Any officer may resign at any time upon written notice to the Board or to such person or persons as the Board may designate.  Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  The Board may remove any officer with or without cause at any time.  Any officer authorized by the Board to appoint a person to hold an office of the Corporation may also remove such person from such office with or without cause at any time, unless otherwise provided in the resolution of the Board providing such authorization.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board at any regular or special meeting or by an officer authorized by the Board to appoint a person to hold such office.

Section 5.3             Powers and Duties.  The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board.  The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI.

STOCK CERTIFICATES AND TRANSFERS

Section 6.1             Certificates; Uncertificated Shares.  The shares of stock in the Corporation shall be represented by certificates; provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution shall not apply to any such shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation.  If shares of stock in the Corporation are certificated, any signature on such certificates may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.  Certificates representing shares of stock of the Corporation may bear such legends

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regarding restrictions on transfer or other matters as any officer or officers of the Corporation may determine to be appropriate and lawful.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise required by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series of stock and the qualifications, limitations or restrictions of such preferences and/or rights.  Within a reasonable time after the issuance or transfer of uncertificated shares of any class or series of stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series and the qualifications, limitations or restrictions of such preferences and/or rights.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 6.2             Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or his discretion require.

Section 6.3             Transfer of Shares.  The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued.  A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

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ARTICLE VII.

MISCELLANEOUS

Section 7.1             Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 7.2             Seal.  The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.  The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.3             Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Section 7.4             Contracts.  Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct.  Such authority may be general or confined to specific instances as the Board may determine.  The Chairman of the Board, the Deputy Chairman of the Board, the Chief Executive Officer, the Deputy Chief Executive Officer, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation.  Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the Deputy Chairman of the Board, the Chief Executive Officer, the Deputy Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 7.5             Proxies.  Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Deputy Chairman of the Board, the Chief Executive Officer, the Deputy Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as

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such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

Section 7.6             Indemnification and Insurance.

(A)          Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (C) of this Section 7.6, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.  The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.  For purposes of this Bylaw, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger.

(B)           To obtain indemnification under this Section 7.6, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine

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whether and to what extent the claimant is entitled to indemnification.  Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows:  (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or (ii) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even if less than a quorum, or (iii) if there are no Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iv) if a majority of the Disinterested Directors so directs, by the stockholders of the Corporation.  In the event that the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control,” in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

(C)           If a claim under paragraph (A) of this Section 7.6 is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to paragraph (B) of this Section 7.6 has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct that makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D)          If a determination shall have been made pursuant to paragraph (B) of this Section 7.6 that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this Section 7.6.

(E)           The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this Section 7.6 that the procedures and

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presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

(F)           The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.  No repeal or modification of this Bylaw shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(G)           The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (H) of this Section 7.6, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

(H)          The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 7.6 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(I)            If any provision or provisions of this Section 7.6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (1) the validity, legality and enforceability of the remaining provisions of this Section 7.6 (including, without limitation, each portion of any paragraph of this Section 7.6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 7.6 (including, without limitation, each such portion of any paragraph of this Section 7.6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(J)            For purposes of this Section 7.6:

(1)           “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

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(2)           “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Section 7.6.
(3)           “Change of Control” means the first to occur of:
(I)                                    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliated corporation; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (III);
(II)                                Any transaction as a result of which the individuals who, prior to the commencement of the transaction or the efforts to consummate the same, constituted the Board of Directors (the “Incumbent Board”) cease in connection with the transaction to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;
(III)                            Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction

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                                                involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(IV)                            Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(K)          Any notice, request or other communication required or permitted to be given to the Corporation under this Section 7.6 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

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Section 7.7             Form of Records.  Unless otherwise required by applicable law, any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 7.8             Laws and Regulations; Close of Business.  For purposes of these Bylaws, any reference to a statute, rule or regulation of any governmental body means such statute, rule or regulation (including any successor thereto) as the same currently exists or may be amended from time to time.  Any reference in these Bylaws to the close of business on any day shall be deemed to mean 5:00 P.M.  New York time on such day, whether or not such day is a business day.

Section 7.9             Certain Extraordinary Transactions.  The affirmative vote of at least two-thirds of the directors then in office shall be required for (a) the consummation of any Extraordinary Transaction, or (b) the execution by the Company or any of its Subsidiaries of a definitive agreement providing for an Extraordinary Transaction.  An “Extraordinary Transaction” shall mean any of the following: (i)  the direct or indirect acquisition, sale or disposition by the Corporation or any of its Subsidiaries of assets or equity securities where the consideration received in respect of such assets or equity securities has a fair market value, measured as of the date of the execution of the definitive agreement providing for such acquisition, sale or disposition (or, if no definitive agreement is executed for such acquisition, sale or disposition, the date of the consummation of such acquisition, sale or disposition), in excess of 30% of the aggregate equity market capitalization of the Company as of such date; (ii) a merger or consolidation of the Company or any of its Subsidiaries with any entity with an aggregate equity market capitalization (or, if such entity’s equity securities shall not be traded on a national securities exchange, with a fair market value of assets), measured as of the date of the execution of the definitive agreement providing for such merger or consolidation (or, if no definitive agreement is executed for such merger or consolidation, the date of the consummation of such merger or consolidation), in excess of 30% of the aggregate equity market capitalization of the Company as of such date; or (iii) any direct or indirect acquisition by the Corporation or any of its Subsidiaries of assets or equity securities of an entity whose principal place of business is outside of the United States or Europe, or any merger or consolidation of the Company or any of its Subsidiaries with an entity whose principal place of business is outside of the United States or Europe, pursuant to which the Corporation has agreed that one or more directors of the Board of Directors of the Corporation shall be a person who is neither a U.S. Person nor a European Person as of the most recent election of directors; provided, however, that none of the transactions contemplated by the Combination Agreement, including the Merger, the Offer and the Post-Closing Reorganization (each as defined in the Combination Agreement), shall constitute an Extraordinary Transaction.

Section 7.10           Amendment of Bylaws.

(A)          These Bylaws may be amended or repealed, and new Bylaws may be adopted at any time, by a majority of the Board of Directors, except that none of Section 3.1, 3.2,

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3.3, 3.6, 3.9, 3.10 or 4.4, 7.9, 7.10(A) or 7.10(B) may be amended or repealed, and no new bylaw that contradicts these sections may be adopted, by the Board of Directors, other than pursuant to an affirmative vote of at least two-thirds of the directors then in office.

(B)           Stockholders of the Corporation may amend or repeal any Bylaw; provided that notice of the proposed change was given in the notice of the stockholders meeting at which such action is to be taken and, provided, further, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or the Certificate of Incorporation, (1) the affirmative vote of the holders of 80% or more of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal Section 3.1, 3.2, 3.3, 3.6, 3.9, 3.10, 4.4, 7.9, 7.10(A) or 7.10(B) of these Bylaws; and (2) the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any other Section of these Bylaws.

(C)           Notwithstanding paragraph (A) of this Section 7.10, for so long as the Corporation shall control, directly or indirectly, any of New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., Archipelago Exchange, L.L.C., the NYSE Arca, Inc. or NYSE Arca Equities, Inc., before any amendment or repeal of any provision of these Bylaws shall be effective, such amendment or repeal shall be submitted to the boards of directors of the New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., the NYSE Arca, Inc. and NYSE Arca Equities, Inc., and if any or all of such boards of directors shall determine that such amendment or repeal must be filed with or filed with and approved by the Securities and Exchange Commission under Section 19 of the Exchange Act and the rules promulgated thereunder before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with or filed with and approved by the Securities and Exchange Commission, as the case may be.

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EXHIBIT C:
Knowledge of NYSE Group

John A. Thain

Catherine R. Kinney

Gerald D. Putnam

Richard P. Bernard

Nelson Chai

Dale B. Bernstein

EXHIBIT D:
Knowledge of Euronext

Jean-François Théodore

Serge Harry

Catherine Langlais

Maureen Laurie